UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 11-K

ANNUAL REPORT PURSUANT TO SECTION 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the fiscal year ended December 31, 2025

Commission File No. 1-9924

__________________________________

A.Full title of the plan and the address of the plan, if different from that of the issuer named below:

CITI RETIREMENT SAVINGS PLAN FOR PUERTO RICO
Plans Administration Committee
388 Greenwich Street, 15th Floor
New York, NY 10013

B.Name of issuer of the securities held pursuant to the plan and the address of its principal executive office:

Citigroup Inc.
388 Greenwich Street
New York, NY 10013

CITI RETIREMENT SAVINGS PLAN FOR PUERTO RICO
Financial Statements and Supplemental Schedule
December 31, 2025 and 2024
(With Report of Independent Registered Public Accounting Firm Thereon)

CITI RETIREMENT SAVINGS PLAN FOR PUERTO RICO
Financial Statements and Supplemental Schedule
December 31, 2025 and 2024
*    Other schedules required by Form 5500 which are not applicable have been omitted

Report of Independent Registered Public Accounting Firm

To the Plan Participants and Plan Administrator
Citi Retirement Savings Plan for Puerto Rico:

Opinion on the Financial Statements

We have audited the accompanying statements of net assets available for benefits of Citi Retirement Savings Plan for Puerto Rico (the Plan) as of December 31, 2025 and 2024, the related statements of changes in net assets available for benefits for the years ended December 31, 2025 and 2024, and the related notes (collectively, the financial statements). In our opinion, the financial statements present fairly, in all material respects, the net assets available for benefits of the Plan as of December 31, 2025 and 2024, and the changes in net assets available for benefits for the years ended December 31, 2025 and 2024, in conformity with U.S. generally accepted accounting principles.

Basis for Opinion

These financial statements are the responsibility of the Plan’s management. Our responsibility is to express an opinion on these financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Plan in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

Accompanying Supplemental Information

The Schedule H, line 4i – Schedule of Assets (Held at End of Year) as of December 31, 2025, has been subjected to audit procedures performed in conjunction with the audit of the Plan’s financial statements. The supplemental information is the responsibility of the Plan’s management. Our audit procedures included determining whether the supplemental information reconciles to the financial statements or the underlying accounting and other records, as applicable, and performing procedures to test the completeness and accuracy of the information presented in the supplemental information. In forming our opinion on the supplemental information, we evaluated whether the supplemental information, including its form and content, is presented in conformity with the Department of Labor's Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. In our opinion, the supplemental information, is fairly stated, in all material respects, in relation to the financial statements as a whole.

/s/ KPMG LLP

We have served as the Plan's auditor since 2001.

New York, New York
June 25, 2026

CITI RETIREMENT SAVINGS PLAN FOR PUERTO RICO
Statements of Net Assets Available for Benefits
December 31, 2025 and 2024

	2025	2024
Assets:
Investments:
Investments, at fair value	$54,465,692	$47,563,447
Investments in fully benefit-responsive investment contracts, at contract value	1,626,625	1,562,409
Total investments	56,092,317	49,125,856
Receivables:
Employer contributions	462,859	512,169
Interest and dividends	57,947	20,198
Receivable for securities sold	324	5,133
Participant contributions	25	—
Participant loans	744,066	603,564
Total receivables	1,265,221	1,141,064
Total assets	57,357,538	50,266,920
Liabilities:
Payable for securities purchased	122,623	2,206
Other investment liabilities	409	4,932
Payable for trustee, administrative fees and other	7,283	9,731
Total liabilities	130,315	16,869
Net assets available for benefits	$57,227,223	$50,250,051
See accompanying notes to financial statements.

CITI RETIREMENT SAVINGS PLAN FOR PUERTO RICO
Statements of Changes in Net Assets Available for Benefits
Years Ended December 31, 2025 and 2024

	2025	2024
Additions to net assets attributable to:
Investment income :
Dividends	$120,058	$123,573
Interest	50,244	51,230
Net appreciation in fair value of investments	8,743,956	5,935,872
Net investment income	8,914,258	6,110,675
Interest income on loans receivable from participants	46,094	45,228
Contributions:
Employer	462,859	512,169
Participants	640,435	656,786
Rollover	113,039	—
Total contributions	1,216,333	1,168,955
Total additions to net assets	10,176,685	7,324,858
Deductions from net assets attributable to:
Distributions to participants	3,023,779	6,183,058
Trustee and administrative expenses	175,734	66,601
Total deductions from net assets	3,199,513	6,249,659
Net increase	6,977,172	1,075,199
Net assets available for benefits at:
Beginning of year	50,250,051	49,174,852
End of year	$57,227,223	$50,250,051
See accompanying notes to financial statements.

CITI RETIREMENT SAVINGS PLAN FOR PUERTO RICO
Notes to Financial Statements
December 31, 2025 and 2024

(1)Description of the Plan
The following brief description of the Citi Retirement Savings Plan for Puerto Rico (the Plan) is provided for general information purposes only. Participants should refer to the Plan's Summary Plan Description and legal Plan document for a more complete description of the Plan.
(a)    General
The Plan was established in 2001 and is a defined contribution plan designed to encourage savings on the part of eligible employees. The Plan covers eligible employees of Citibank, N.A., a subsidiary of Citigroup Inc. (the Company), and its affiliates who primarily reside and work in Puerto Rico. Citibank, N.A. is the Plan Sponsor. The Plan is subject to the provisions of the Employee Retirement Income Security Act of 1974, as amended (ERISA), and the Puerto Rico Internal Revenue Code of 2011, as amended (PRIRC). The Plan is designed to comply with Section 404(c) of ERISA and the related regulations. The Plan provides for participant-directed accounts, which permits a participant or beneficiary to exercise control over the assets in the account and make investment decisions. As a result, the Plan's fiduciaries may be released from liability for any losses that result from the participant's or beneficiary's individual investment decisions.
Banco Popular de Puerto Rico (Banco Popular) is the trustee of the Plan. Bank of New York Mellon is the custodian of the Plan. The Plan is administered by Alight Solutions Inc., a third‑party administrator.
(b)    Eligibility
Eligible employees generally include employees performing services for the Company and employees of participating subsidiaries, who are considered bona fide residents of Puerto Rico or who perform services primarily in Puerto Rico, as defined in the Plan document.
Full-time and part-time employees are eligible to participate on the first day of the first pay period after the participant becomes an employee of the Company.
(c)    Employee Contributions
Eligible employees may defer on a before-tax basis through payroll deductions up to 50% (in 1% increments) of their eligible pay subject to certain legal limitations. Eligible pay generally includes base salary, overtime, commissions, shift differential pay, and periodic incentive bonuses. The maximum annual eligible pay does not exceed the applicable limits permitted by the PRIRC.
Newly hired and rehired eligible employees are automatically enrolled in the Plan at a 6% before-tax contribution rate unless they otherwise enroll themselves or opt out of the Plan. Participants who are automatically enrolled in the Plan, but do not make an investment election, are invested in the Plan’s default investment, which is the Plan’s “target retirement date” fund consistent with the participant’s projected year of retirement. Further, unless the participant elects a different rate, for employees who are automatically enrolled, their contribution rate is automatically increased by 1% annually until they reach a before-tax contribution rate of 15% or reach the maximum statutory dollar contribution limit.
Participants who are age 50 or over by the end of the Plan year are permitted to make additional contributions up to 49% of their eligible pay, known as "catch-up" contributions, up to the applicable statutory limit. There is no automatic enrollment for catch‑up contributions.

CITI RETIREMENT SAVINGS PLAN FOR PUERTO RICO
Notes to Financial Statements
December 31, 2025 and 2024

(d)    Employer Contributions
During 2025 and 2024, employer contributions consisted of three components: the Company matching contribution, fixed contribution, and transition contribution.
The Company matching contribution was equal to 100% of the participant’s before-tax contributions up to 6% of the participant’s eligible compensation (up to the annual compensation maximum set by the PRIRC) for eligible employees at all compensation levels. For Plan year ended December 31, 2024, Company matching contributions did not exceed the lesser of the participant’s contribution or 6% of the participant’s eligible compensation up to the statutory limit. Effective January 1, 2025, Company matching contributions did not exceed the lesser of the participant's contribution or 6% of the participant's eligible compensation up to $200,000. Catch‑up contributions are not subject to matching contributions. Participants must contribute to the Plan to receive Company matching contributions.
A fixed contribution of up to 2% of eligible pay is credited to the Plan accounts of eligible employees whose qualifying annual compensation, as defined in the Plan, is $100,000 or less.
An annual transition contribution is credited to the Plan accounts of certain employees who were eligible to receive benefits under the Plan, the Citigroup Pension Plan, and the Citigroup Ownership Program in 2007, prior to the Plans’ redesign. If an employee’s total benefit opportunity under the three programs was greater than his or her benefit opportunity under the Plan, an additional transition contribution is credited. Participants receiving this transition contribution generally have long service and must be continuously employed by the Company since December 31, 2006.
Matching, fixed, and transition contributions are invested in the same manner as a participant's contributions, or in the Plan's qualified default investment alternative in the absence of such an election.
At December 31, 2025 and 2024, the employer contribution receivable was $0.5 million and $0.5 million, respectively. Company contributions relating to 2025 and 2024 were received and credited to participant accounts during the first quarter of 2026 and 2025, respectively.

(e)    Participant Accounts
The Plan maintains a separate account for each participant, to which contributions, expenses, and investment gains and losses are allocated.
Participants may elect to invest their account balance among the investment fund options offered under the Plan in whole increments of 1%.
A participant may elect to suspend or resume his or her contributions, subject to the Plan’s notice requirements. In addition, a participant may change the rate of his or her contributions, subject to the Plan’s notice requirements, and may elect to change the allocation of future contributions among the funds daily. A participant may also elect to transfer the value of his or her contributions in whole increments of 1% to other Plan investment funds, subject to certain restrictions.
Changes requested by participants are implemented as soon as administratively practicable, in accordance with the Plan document.

CITI RETIREMENT SAVINGS PLAN FOR PUERTO RICO
Notes to Financial Statements
December 31, 2025 and 2024

(f)    Rollover and Transfer Contributions
The Plan accepts qualifying rollover contributions made by participants in cash from other Puerto Rico qualified plans. However, rollovers from an Individual Retirement Account (IRA) are not permitted under Puerto Rico law. Transfers or rollovers to the Plan may only be made with the approval of the Plan’s management and do not affect any other contributions made by or on behalf of a participant.
Rollover contributions into the Plan in 2025 amounted to $113,039. There were no rollover contributions into the Plan in 2024.
(g)    Investment Options
Plan assets are held in a trust fund and are invested in the investment options offered under the Plan at the direction of Plan participants, in accordance with the Plan document.
Subject to certain restrictions, Plan participants may move a portion or all of their account balances among the Plan’s investment options through a fund transfer, reallocation, or rebalance, generally not more frequently than once every seven calendar days.
Restrictions are subject to change at any time depending on generally applicable Plan rules or the requirements of the funds.
To the extent required by the compliance procedures of a mutual fund to ensure the fund’s adherence to the market timing rules mandated by the Securities and Exchange Commission and upon request by a mutual fund, the Plan may provide reports to the fund detailing Plan participants’ trading activity in that particular fund. The Company also may restrict the ability of certain Plan participants to invest in or divest from the Citigroup Common Stock Fund.
In general, no investment-related transaction costs are associated with the Plan, though the funds have the right to impose redemption fees, should they decide to do so.
The Plan does not directly participate in securities lending programs; however, there are investment funds that engage in securities lending which are available to Plan participants. The investment manager for an investment option determines the terms of, and the extent to which, securities lending is used. Engaging in securities lending is intended to benefit Plan participants investing in such investment offering.
(h)    Vesting
The rights of a participant to his or her own contributions, matching contributions, and any earnings thereon are at all times fully vested and non-forfeitable.
Company fixed and transition contributions, as described in note 1(d), vest according to the following schedule:
•Upon completion of three years of service, any fixed and/or transition contributions made on a participant’s behalf will be immediately vested;
•    If a participant reaches age 55, dies, or becomes disabled while in service;
•    In the case of a full or partial termination of the Plan or complete discontinuance of contributions under the Plan.

CITI RETIREMENT SAVINGS PLAN FOR PUERTO RICO
Notes to Financial Statements
December 31, 2025 and 2024

Once a participant is vested in his or her Company contributions, those contributions are available for distribution or rollover once he or she leaves the Company or is otherwise eligible to take a distribution, as more fully described in notes 1(k) and 1(l).
(i)    Forfeited Accounts
Forfeitures may be used to offset expenses of the Plan. During 2025 and 2024, $1,309 and $1,612, respectively, of forfeitures were used to offset Plan expenses. As of December 31, 2025 and 2024, unallocated forfeitures were $152 and $399, respectively.
(j)    Loans Receivable from Participants
Subject to the Plan’s provisions and the requirements contained within ERISA and PRIRC, participants may apply for up to two loans from the Plan at a fixed annual interest rate equal to the prime rate, as published in The Wall Street Journal for the fifteenth business day of the month in which the loan application is initiated, plus 1%. Loans may be made for a minimum amount of $1,000, the maximum of which would be the lesser of 50% of the participant’s vested account balance or $50,000, less the highest outstanding loan balance in the previous twelve months. The interest rates for loans receivable from participants as of December 31, 2025 and 2024 ranged from 4.25% to 9.50% in both years. Loan terms range from 1 to 5 years for general purpose loans or up to 20 years for the purchase of a primary residence.
Loans receivable from participants are valued at unpaid principal plus any accrued but unpaid interest.
Each loan is secured through the vested balance in the participant’s Plan account. If a participant defaults on his or her loan by failing to make timely repayments, the outstanding principal and interest due on the loan is treated as a deemed distribution and reported as a taxable distribution to the participant as soon as administratively practicable in the year of default. If the participant has an outstanding loan and takes a distribution of his or her Plan benefit, the outstanding principal and interest due on the loan is deducted from the account balance before an amount is distributed to the participant.
A participant applying for a loan through the Plan will be charged a $50 loan application fee. The loan application fee is nonrefundable and will be used to offset the administrative expenses associated with the loan. The fee will be deducted from the participant’s Plan account at the time his or her loan request is processed.

(k)    Withdrawals
Prior to termination of employment, a participant may withdraw, subject to the Plan’s notice requirements, all or a portion of the vested value of his or her participant account if the participant has attained age 59½ or becomes totally and permanently disabled, or a certain portion of the value of his or her participant account in the event of demonstrated financial hardship, subject to the Plan’s provisions. Withdrawals to which a participant is entitled are the amounts that can be provided by the contributions and income thereon (including net realized and unrealized investment gains and losses) allocated to each participant’s account, less allocated expenses. Withdrawals from the Citigroup Common Stock Fund may be paid in either shares of common stock or cash at the discretion of the participant, with the exception of a hardship withdrawal, which must be paid in cash. Fractional shares and withdrawals from other funds are paid in cash.

CITI RETIREMENT SAVINGS PLAN FOR PUERTO RICO
Notes to Financial Statements
December 31, 2025 and 2024

(l)    Distributions
A participant, after leaving the Company, can have the total of his or her vested account distributed in accordance with the provisions of the Plan.
If the value of a participant’s account equals or exceeds $7,000, the participant may elect to defer the commencement of his or her distribution until his or her normal retirement age, age 65, or may request a distribution at any time in the form of a lump‑sum payment or installments. The value of this distribution will be based on the value of the participant’s vested account at the valuation date that coincides with the distribution, to the extent administratively practicable. If the value of a participant’s account is less than $7,000, the Plan will distribute the participant’s account upon termination of employment.
Distributions to which a participant is entitled are the vested amounts that can be provided by the contributions and income thereon (including net realized and unrealized investment gains and losses) allocated to each participant’s account, less allocated expenses. Fractional shares and distributions from other funds are paid in cash.
(2)    Summary of Significant Accounting Policies
(a)    Basis of Accounting
The accompanying financial statements have been prepared under the accrual basis of accounting and are displayed in U.S. dollars.
(b)    Use of Estimates
The preparation of the financial statements in conformity with U.S. generally accepted accounting principles (GAAP) requires the Plan’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities, changes therein, and disclosure of contingent assets and liabilities at the date the financial statements are prepared. Actual results could differ from those estimates and assumptions. Significant estimates inherent in the preparation of the financial statements include the fair value of investments.
(c)    Investment Valuation and Income Recognition
Investments held by the Plan are generally stated at fair value with the exception of fully benefit-responsive investment contracts, which according to GAAP are stated at contract value.
Equity investments traded on national securities exchanges are valued at their closing market prices. When no trades are reported, they are valued at the most recent reported sale price on the last business day of the year; securities traded in the over-the-counter market are valued at their last sale or bid price. This includes U.S. and non-U.S. equities in separately managed accounts, and the Citigroup Common Stock Fund.
Mutual funds are valued at the net asset value (NAV) as reported by the underlying fund or its agent. Exchange-traded funds are valued at their last sale price.
Collective trust funds are determined to have readily determinable fair values and valued based on NAV. Participant‑directed redemptions from these collective trust funds generally can be made daily, subject to a Plan imposed 7‑day minimum holding period on investments (other than BNY Mellon Stable Value Fund (Fund) related investments, which have a longer holding period).

CITI RETIREMENT SAVINGS PLAN FOR PUERTO RICO
Notes to Financial Statements
December 31, 2025 and 2024

Purchases and sales of investments are recorded on a trade-date basis. Securities purchased or sold near year-end may result in payments on these securities not being made or received until after the Plan’s year-end. The amounts of such payments are recorded as payables or receivables as of year-end in the statements of net assets available for benefits. Interest income is recorded as earned on the accrual basis. Dividend income is recorded on the ex-dividend date.

Pending foreign exchange purchases are marked to market based upon year-end forward exchange rates.

(d)    Fair Value of Other Assets and Liabilities
The carrying value of other assets and liabilities approximates fair value because of the short-term nature of these items.
(e)    Payment of Benefits
Benefits are recorded when paid.
(3)    Guaranteed Investment Contracts (GIC)
The Plan’s Fund is a custom investment vehicle that invests in fully benefit‑responsive investment contracts, which are synthetic GICs issued by insurance companies.
The Plan’s GICs consist of the underlying investments, which are fixed-income securities owned directly by the Plan and “wrapper” contracts purchased from the insurance companies. The wrapper contracts guarantee full payment of principal and interest and provide an interest crediting rate of not less than zero. The wrapper contracts amortize the realized and unrealized gains and losses on the underlying fixed income investments over the duration of the investments, through adjustments to the future interest crediting rate. These investments are credited with earnings on the underlying investments and charged for participant withdrawals and administrative expenses. Participants may ordinarily direct the withdrawal or transfer of all or a portion of their investment at contract value.
There are no reserves against contract value for credit risk of the contract issuers or otherwise.
An investment contract is considered fully benefit‑responsive if all of the following criteria are met:
•    The investment contract is between the Fund and the issuer and the contract cannot be sold or assigned.
•    The contract issuer must be obligated to repay principal and interest to participants in the Fund or provide prospective crediting rate adjustments that cannot result in an interest crediting rate less than zero.
•    All permitted participant‑initiated transactions occur at contract value, without limitations.
•    An event that limits the ability of the participant to transact at contract value is not probable.
•    The Fund must allow participants reasonable access to their funds.

CITI RETIREMENT SAVINGS PLAN FOR PUERTO RICO
Notes to Financial Statements
December 31, 2025 and 2024

The Plan’s management has concluded that the GICs are fully benefit‑responsive investment contracts and has reported such contracts at contract value as shown in the table below:

	2025	2024
Synthetic GICs	$1,626,625	$1,562,409
In addition, the Fund owns units of the Bank of New York Mellon Short‑Term Investment Fund, which serves as the Fund’s short‑term liquidity vehicle, included in the fair value hierarchy table in cash equivalents and short-term investments.
(4)    Fair Value Measurements
FASB Accounting Standards Codification (ASC) 820, Fair Value Measurement, provides a framework for measuring fair value, which provides a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). The three levels of the fair value hierarchy are described below:
•    Level 1 – Quoted prices for identical instruments in active markets.
•    Level 2 – Quoted prices for similar instruments in active markets, quoted prices for identical or similar instruments in markets that are not active, and model‑derived valuations in which all significant inputs and value drivers are observable in the market.
•    Level 3 – Valuations derived from valuation techniques in which one or more significant inputs or significant value drivers are unobservable.
This hierarchy requires the Plan’s management to use observable market data, when available, and to minimize the use of unobservable inputs when determining fair value. As required by ASC 820, assets are classified in their entirety based on the lowest level of input that is significant to the fair value measurement.
The methods described above may produce a fair value measurement that may not be indicative of net realizable value or reflective of future fair values. Furthermore, while the Plan believes its valuation methods are appropriate and consistent with other market participants, the use of different methodologies or assumptions to determine the fair value of certain financial instruments could result in a different fair value measurement at the reporting date.

CITI RETIREMENT SAVINGS PLAN FOR PUERTO RICO
Notes to Financial Statements
December 31, 2025 and 2024

The table below categorizes the Plan’s investments by level within the fair value hierarchy as of December 31, 2025.

	December 31, 2025
	Level 1	Level 2	Total
Investments, at fair value:
Cash equivalents and short-term investments	$17,355	$133,746	$151,101
Collective trust funds	—	47,921,734	47,921,734
U.S. equities	2,002,393	—	2,002,393
Non-U.S. equities	1,681,783	—	1,681,783
Mutual funds and other registered investment companies	2,708,681	—	2,708,681
Investments, at fair value	$6,410,212	$48,055,480	$54,465,692

Other investment liabilities	$—	$(409)	$(409)

The table below categorizes the Plan’s investments by level within the fair value hierarchy as of December 31, 2024.

	December 31, 2024
	Level 1	Level 2	Total
Investments, at fair value:
Cash equivalents and short-term investments	$74,498	$55,865	$130,363
Collective trust funds	—	41,516,419	41,516,419
U.S. equities	1,431,406	—	1,431,406
Non-U.S. equities	1,213,200	—	1,213,200
Mutual funds and other registered investment companies	3,272,059	—	3,272,059
Investments, at fair value	$5,991,163	$41,572,284	$47,563,447

Other investment liabilities	$—	$(4,932)	$(4,932)
There were no transfers or reclassifications of investments between level 3 and other levels within the fair value hierarchy during the years ended December 31, 2025 and 2024, and there were no changes in valuation methodologies used to measure the fair value of the Plan’s investments as of and for the years ended December 31, 2025 and 2024.
(5)    Administrative Expenses
Plan provisions allow for administrative expenses, including, but not limited to, audit fees, custodial and trustee fees, investment manager fees, and recordkeeping fees to be paid by the Plan and allocated to participant accounts. Expenses related to monthly investment service fees and loan fees are charged to participants’ investment balances and are reflected in the value of their participant accounts. These expenses are reported in trustee and administrative expenses in the statements of changes in net assets

CITI RETIREMENT SAVINGS PLAN FOR PUERTO RICO
Notes to Financial Statements
December 31, 2025 and 2024

available for benefits, or if paid by the investment funds, are included in net appreciation in fair value of investments.
Any expenses not borne by the Plan are paid by the Company.
(6)    Risks and Uncertainties
The Plan invests in a variety of investment securities. Investment securities, in general, are exposed to various risks, such as interest rate, credit, foreign exchange, and overall market volatility risk. Due to the level of risk associated with certain investment securities, it is reasonable to expect that changes in the values of investment securities will occur in the near term and that such changes could materially affect participant account balances and the net assets available for plan benefits.
The Plan’s exposure to a concentration of credit risk is limited by the diversification of investments across participant‑directed fund elections and one election that is closed to new contributions. Additionally, the investments within each investment fund option are further diversified into varied financial instruments, with the exception of the Citigroup Common Stock Fund, which primarily invests in the securities of a single issuer. At December 31, 2025 and 2024, approximately 3% and 2% of the Plan’s total investments were invested in Citigroup common stock, respectively.
Plan investments include a variety of investments that may directly or indirectly invest in securities with contractual cash flows. The value, liquidity, and related income of these securities are sensitive to changes in economic conditions and may be adversely affected by shifts in the market’s perception of the issuers and changes in interest rates.
(7)    Party‑in‑Interest Transactions
Certain Plan investments are units of the Citigroup Common Stock Fund, which consists of common stock issued by the Company. The Plan’s investment in the Citigroup Common Stock Fund was $1.6 million and $1.1 million at December 31, 2025 and 2024, respectively.
The Plan held no direct investments through other investment options in the Company’s common stock at December 31, 2025 and 2024. However, certain of the collective trust funds and mutual funds may have invested in Citigroup common stock if consistent with the fund's objective.
At December 31, 2025 and 2024, the Plan held $133,746 and $55,865, respectively, of the Bank of New York Mellon Short-Term Investment Fund. At December 31, 2025 and 2024, the Plan also held through its investment in synthetic GICs valued at $475 and $4,355, respectively, of the Bank of New York Mellon Short-Term Investment Fund.
These transactions qualify as exempt party‑in‑interest transactions.
(8)    Tax Status
The Puerto Rico Department of Treasury (PR Treasury) has determined and informed the Plan by a letter dated September 12, 2014 that the Plan as amended and restated effective January 1, 2012 and related trust are established in accordance with applicable sections of the PRIRC and, therefore, qualify as exempt from taxes under Section 1165(a) of the PRIRC. By letters dated April 29, 2016, the PR Treasury determined and informed the Plan that Amendments 1, 2, and 3 to the Plan meet the applicable requirements of the PRIRC. By letter dated June 2, 2017, the PR Treasury determined and informed the Plan that Amendment 4 to the Plan and the amendment to the Trust Agreement meet the applicable requirements of the PRIRC. On February 5, 2018, the PR Treasury determined and informed the Plan that Amendment 5 to the Plan meets the applicable requirements of the PRIRC. On June 4, 2018, the PR Treasury determined and

CITI RETIREMENT SAVINGS PLAN FOR PUERTO RICO
Notes to Financial Statements
December 31, 2025 and 2024

informed the Plan that Amendment 6 to the Plan meets the applicable requirements of the PRIRC. On July 11, 2019, the PR Treasury determined and informed the Plan that Amendment 7 to the Plan meets the applicable requirements of the PRIRC. On November 28, 2023, the PR Treasury determined and informed the Plan that Amendment 8 to the Plan meets the applicable requirements of the PRIRC. On November 18, 2024, the PR Treasury determined and informed the Plan that Amendment 9 to the Plan meets the applicable requirements of the PRIRC. On October 10, 2025, the PR Treasury determined and informed the Plan that Amendment 10 to the Plan meets the applicable requirements of the PRIRC.

GAAP requires the Plan’s management to evaluate tax positions taken by the Plan and recognize a tax liability (or asset) if the Plan has taken an uncertain position that more likely than not would not be sustained upon examination by the Internal Revenue Service. The Plan's management has concluded that, as of December 31, 2025 and 2024, there are no uncertain positions taken or expected to be taken that would require recognition of a liability (or asset) or disclosure in the financial statements.
The Plan is subject to audits by taxing jurisdictions; however, there are currently no audits for any open tax periods in progress. The Company believes the Plan is no longer subject to tax examination for years prior to 2022.
(9)    Plan Termination
Although it has not expressed any intention to do so, the Plan Sponsor reserves the right under the Plan to amend or discontinue its contributions at any time and to amend or terminate the Plan subject to the provisions of ERISA. In the event of Plan termination, either full or partial, all amounts credited to the impacted participants’ accounts will become 100% vested and, therefore, will not be subject to forfeiture.
(10)    Subsequent Events
The Plan’s management evaluated subsequent events through the date on which the financial statements were issued and determined that, other than those disclosed throughout the financial statements, no additional disclosures were required.
(11)    Reconciliation of Financial Statements to Form 5500
The following is a reconciliation of amounts reported in the financial statements to amounts reported on Form 5500 as of and for the years ended December 31, 2025 and 2024:

	2025	2024
Net assets available for benefits per the financial statements	$57,227,223	$50,250,051
Adjustment from contract value to fair value for fully benefit-responsive investment contracts	(68,530)	(120,148)
Net assets available for benefits per Form 5500	$57,158,693	$50,129,903

Net increase in net assets available for benefits per the financial statements	$6,977,172	$1,075,199
Prior year adjustment from contract value to fair value for fully benefit-responsive investment contracts	120,148	135,437
Current year adjustment from contract value to fair value for fully benefit-responsive investment contracts	(68,530)	(120,148)
Net increase in net assets per Form 5500	$7,028,790	$1,090,488

CITI RETIREMENT SAVINGS PLAN FOR PUERTO RICO
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 66-0177415 Plan No. 002
December 31, 2025

		Interest	Maturity	Number of	Cost	Current
	Identity of issuer	rate	date	shares/units	value**	value

	Cash equivalents and short-term investments:
	Australian Dollar					$4
	Brazil Real					2
	Canadian Dollar					19
*	Collective U.S. Gov't STIF 15					133,746
	Czech Koruna					6
	Euro					2
	Hong Kong Dollar					51
	Indian Rupee					82
	Israeli Shekel					3
	Japanese Yen					36
	New Zealand Dollar					2
	Norwegian Krone					5
	Pound Sterling					14
	Swedish Krona					3
	U.S. Dollar					17,100
	Vietnam Dong					26
	Total cash equivalents and short-term investments					$151,101

	Collective trust funds:
	BlackRock 0-5 Year U.S. Treasury Inflation Protected Securities Fund F			1,491		$20,394
	BlackRock EAFE Equity Index Fund F			67,514		5,162,182
	BlackRock Emerging Markets Index Fund F			123,349		2,225,277
	BlackRock Equity Index Fund F			98,951		14,465,580
	BlackRock LifePath Index 2030 Fund F			13,787		506,892
	BlackRock LifePath Index 2035 Fund F			28,168		1,064,794
	BlackRock LifePath Index 2040 Fund F			65,229		2,901,345
	BlackRock LifePath Index 2045 Fund F			40,439		1,782,211
	BlackRock LifePath Index 2050 Fund F			45,241		1,711,001
	BlackRock LifePath Index 2055 Fund F			8,900		444,325
	BlackRock LifePath Index 2060 Fund F			1,162		33,822
	BlackRock LifePath Index 2065 Fund F			356		7,428
	BlackRock LifePath Index Retirement Fund F			21,834		654,838
	BlackRock Mid Capitalization Equity Index Fund F			16,991		2,970,800
	BlackRock MSCI ACWI ESG Focus Index Fund F			8,098		194,855
	BlackRock Roll Select Commodity Index Fund F			12,779		199,830
	BlackRock Russell 1000 Growth Fund F			8,946		844,827
	BlackRock Russell 1000 Value Fund F			3,718		246,806
	BlackRock Russell 2000 Index Fund F			7,808		657,787
	BlackRock Russell 3000 Index Fund F			36,502		5,165,160
	BlackRock U.S Treasury Inflation Protected Securities Fund F			28,713		749,856
	BlackRock U.S. Debt Index Fund F			146,330		5,245,528
*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN FOR PUERTO RICO
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 66-0177415 Plan No. 002
December 31, 2025

	Interest	Maturity	Number of	Cost	Current
Identity of issuer	rate	date	shares/units	value**	value
FIAM Group Trust for Employee Benefit Plans Core Plus Commingled Pool			1,292		31,906
Fidelity FIAM Concentrated Emerging Markets			2,049		152,452
LS CIT Core Plus Fixed Income			1,788		31,912
Schroder Collective Investment Trust			19,302		449,926
Total collective trust funds					$47,921,734

U.S. equities:
A10 Networks Inc			23		$414
Aaon Inc			1		96
Aar Corp			14		1,136
Abercrombie & Fitch Co			3		419
Abm Industries Inc			10		436
Academy Sports & Outdoors Inc			11		552
Acadia Pharmaceuticals Inc			3		76
Acadia Realty Trust			89		1,826
Aci Worldwide Inc			6		284
Adapthealth Corp			44		442
Adaptive Biotechnologies Corp			40		655
Addus Homecare Corp			15		1,591
Adeia Inc			44		766
Adma Biologics Inc			13		231
Advanced Energy Industries Inc			11		2,351
Affiliated Managers Group Inc			1		231
Agilysys Inc			12		1,470
Agree Realty Corp			6		459
Alamo Group Inc			—		34
Alarm.Com Holdings Inc			2		115
Alexandria Real Estate Equities			2		118
Allegro Microsystems Inc			41		1,082
Allison Transmission Holdings			2		164
Alpha Metallurgical Resources			1		128
American Eagle Outfitters Inc			21		563
American Healthcare Reit Inc			20		957
American Homes 4 Rent			67		2,157
Americold Realty Trust Inc			69		894
Ameris Bancorp			20		1,472
Api Group Corp			9		328
Apogee Therapeutics Inc			2		185
Appfolio Inc			2		389
Applied Digital Corp			2		47
Applied Industrial Technologies			1		312
Arcbest Corp			11		833
Arcellx Inc			3		168
Archer Aviation Inc			3		26
Archrock Inc			19		483
Arcutis Biotherapeutics Inc			2		60
*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN FOR PUERTO RICO
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 66-0177415 Plan No. 002
December 31, 2025

	Interest	Maturity	Number of	Cost	Current
Identity of issuer	rate	date	shares/units	value**	value
Argan Inc			—		85
Arrow Electronics Inc			4		451
Arrowhead Pharmaceuticals Inc			2		132
Asbury Automotive Group Inc			—		103
Astera Labs Inc			—		50
Ati Inc			3		289
Atmus Filtration Technologies			10		513
Avalonbay Communities Inc			3		464
Avnet Inc			11		552
Axcelis Technologies Inc			9		721
Axos Financial Inc			5		461
Axsome Therapeutics Inc			13		2,336
Azz Inc			5		566
Badger Meter Inc			1		191
Balchem Corp			1		132
Bancorp Inc/The			5		336
Beam Therapeutics Inc			7		188
Bel Fuse Inc			2		406
Belden Inc			10		1,155
Bellring Brands Inc			28		745
Benchmark Electronics Inc			9		398
Beone Medicines Ltd			33		752
Beta Technologies Inc			1		38
Bgc Group Inc			74		660
Bicara Therapeutics Inc			2		40
Bill Holdings Inc			6		319
Billiontoone Inc			—		26
BJ's Wholesale Club Holdings Inc			8		711
Blackline Inc			1		74
Bloom Energy Corp			5		419
Boot Barn Holdings Inc			8		1,364
Booz Allen Hamilton Holding Co			2		167
Boyd Gaming Corp			8		708
Bridgebio Pharma Inc			38		2,918
Brightspring Health Services Inc			13		488
Brinker International Inc			1		165
Brink's Co/The			11		1,270
Bristow Group Inc			7		255
Brixmor Property Group Inc			45		1,183
Broadridge Financial Solutions			—		65
Broadstone Net Lease Inc			26		447
Build-A-Bear Workshop Inc			2		116
Bwx Technologies Inc			1		171
Bxp Inc			17		1,170
Byline Bancorp Inc			15		436
Cabot Corp			3		176
Caci International Inc			—		73
*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN FOR PUERTO RICO
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 66-0177415 Plan No. 002
December 31, 2025

		Interest	Maturity	Number of	Cost	Current
	Identity of issuer	rate	date	shares/units	value**	value
	Cadence Bank			13		537
	Callaway Golf Co			66		773
	Cargurus Inc			22		842
	Caris Life Sciences Inc			1		30
	Carpenter Technology Corp			1		223
	Cars.Com Inc			4		54
	Casey's General Stores Inc			—		162
	Castle Biosciences Inc			51		1,979
	Catalyst Pharmaceuticals Inc			22		519
	Cava Group Inc			14		824
	Cavco Industries Inc			2		940
	Ccc Intelligent Solutions Hold			40		315
	Celcuity Inc			1		103
	Celldex Therapeutics Inc			3		90
	Centrus Energy Corp			1		232
	Cg Oncology Inc			5		215
	Chord Energy Corp			7		668
	Churchill Downs Inc			1		116
	Cirrus Logic Inc			4		526
*	Citigroup Inc			14,082		1,643,241
	Clearwater Analytics Holdings			74		1,784
	Cno Financial Group Inc			31		1,309
	Coca-Cola Consolidated Inc			4		634
	Coeur Mining Inc			20		365
	Cogent Biosciences Inc			5		189
	Cognex Corp			8		288
	Collegium Pharmaceutical Inc			33		1,527
	Columbia Banking System Inc			19		525
	Commercial Metals Co			36		2,486
	Commvault Systems Inc			2		290
	Concentra Group Holdings Parent Inc			6		112
	Concentrix Corp			9		364
	Conmed Corp			1		29
	Core Scientific Inc			2		35
	Corvel Corp			1		94
	Coupang Inc			386		9,108
	Cousins Properties Inc			82		2,122
	Covista Inc			9		898
	Crane Co			1		182
	Crinetics Pharmaceuticals Inc			7		318
	Crocs Inc			1		105
	Csw Industrials Inc			1		261
	Cto Realty Growth Inc			12		227
	Cubesmart			18		648
	Curtiss-Wright Corp			3		1,612
	Cytokinetics Inc			23		1,438
	Darling Ingredients Inc			24		873
*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN FOR PUERTO RICO
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 66-0177415 Plan No. 002
December 31, 2025

	Interest	Maturity	Number of	Cost	Current
Identity of issuer	rate	date	shares/units	value**	value
Deckers Outdoor Corp			1		89
Denali Therapeutics Inc			51		843
Dianthus Therapeutics Inc			1		33
Digital Realty Trust Inc			21		3,319
Digitalbridge Group Inc			27		419
Disc Medicine Inc			2		178
Dnow Inc			18		237
Dorman Products Inc			2		241
Doubleverify Holdings Inc			37		428
Douglas Emmett Inc			45		494
Duolingo Inc			—		82
Dutch Bros Inc			3		202
Dycom Industries Inc			8		2,613
Dyne Therapeutics Inc			5		95
Eagle Materials Inc			1		127
Element Solutions Inc			19		463
Elf Beauty Inc			3		214
Emcor Group Inc			—		69
Employers Holdings Inc			7		320
Encompass Health Corp			3		351
Enersys			17		2,420
Enova International Inc			2		316
Ensign Group Inc/The			4		614
Entegris Inc			10		849
Eos Energy Enterprises Inc			2		25
Epam Systems Inc			2		371
Eplus Inc			1		120
Equinix Inc			7		5,162
Equitable Holdings Inc			7		333
Equity Lifestyle Properties Inc			27		1,616
Equity Residential			15		950
Esab Corp			5		503
Esco Technologies Inc			1		169
Essential Properties Realty Trust			29		863
Essex Property Trust Inc			7		1,926
Euronet Worldwide Inc			5		413
Everpure Inc			1		59
Exact Sciences Corp			6		591
Exlservice Holdings Inc			5		224
Extra Space Storage Inc			16		2,120
Federal Agricultural Mortgage			6		988
Federal Realty Investment Trust			10		997
Federal Signal Corp			4		482
Ferguson Enterprises Inc			37		8,260
First Advantage Corp			41		595
First American Financial Corp			12		746
First Horizon Corp			83		1,991
*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN FOR PUERTO RICO
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 66-0177415 Plan No. 002
December 31, 2025

	Interest	Maturity	Number of	Cost	Current
Identity of issuer	rate	date	shares/units	value**	value
First Industrial Realty Trust			19		1,107
Firstcash Holdings Inc			12		1,964
Fluence Energy Inc			2		39
Fluor Corp			2		62
Fnb Corp/Pa			93		1,583
Freshworks Inc			9		107
Frontdoor Inc			23		1,345
Fti Consulting Inc			1		189
Galaxy Digital Inc			3		77
Gaming And Leisure Properties			21		928
Gibraltar Industries Inc			6		282
Gitlab Inc			2		77
Globus Medical Inc			4		308
Grail Inc			—		30
Grand Canyon Education Inc			6		1,043
Granite Construction Inc			10		1,097
Graphic Packaging Holding Co			39		585
Green Brick Partners Inc			8		507
Griffon Corp			11		781
Group 1 Automotive Inc			3		1,010
Guardant Health Inc			6		581
Guardian Pharmacy Services Inc			22		657
Gulfport Energy Corp			10		2,074
Gxo Logistics Inc			3		133
H&R Block Inc			3		141
Haemonetics Corp			8		664
Halozyme Therapeutics Inc			8		559
Hamilton Lane Inc			11		1,416
Hancock Whitney Corp			12		733
Harmony Biosciences Holdings Inc			10		361
Healthcare Realty Trust Inc			53		904
Healthequity Inc			4		331
Healthpeak Properties Inc			34		542
Heartflow Inc			1		31
Helix Energy Solutions Group Inc			114		718
Heritage Commerce Corp			34		403
Hexcel Corp			3		228
Highwoods Properties Inc			42		1,084
Hims & Hers Health Inc			3		83
Hni Corp			10		438
Home Bancshares Inc/Ar			15		420
Hubspot Inc			—		139
Huron Consulting Group Inc			18		3,177
Ideaya Biosciences Inc			1		32
Ies Holdings Inc			—		129
Immunome Inc			41		883
Immunovant Inc			1		23
*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN FOR PUERTO RICO
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 66-0177415 Plan No. 002
December 31, 2025

	Interest	Maturity	Number of	Cost	Current
Identity of issuer	rate	date	shares/units	value**	value
Impinj Inc			1		191
Independent Bank Corp/Mi			9		298
Ingevity Corp			14		812
Ingredion Inc			5		541
Insmed Inc			19		3,226
Inspire Medical Systems Inc			1		50
Installed Building Products Inc			2		538
Interdigital Inc			5		1,520
International Bancshares Corp			1		94
Interparfums Inc			1		99
Inventrust Properties Corp			37		1,032
Invitation Homes Inc			27		757
Ionis Pharmaceuticals Inc			2		137
Ionq Inc			7		296
Irhythm Holdings Inc			—		51
Iron Mountain Inc			11		919
Itron Inc			3		257
Ivanhoe Electric Inc / Us			5		75
Janus International Group Inc			55		357
Janux Therapeutics Inc			1		15
Jbt Marel Corp			2		237
Jefferson Capital Inc			22		495
Kadant Inc			1		328
Karman Holdings Inc			5		340
Kbr Inc			13		521
Kimco Realty Corp			49		1,000
Kinetik Holdings Inc			21		765
Kirby Corp			2		207
Knife River Corp			3		225
Kontoor Brands Inc			9		547
Korn Ferry			6		400
Kratos Defense & Security Solutions			11		839
Krystal Biotech Inc			1		153
Kymera Therapeutics Inc			5		385
Ladder Capital Corp			41		454
Lamar Advertising Co			9		1,088
Landstar System Inc			2		351
Lantheus Holdings Inc			5		303
Lattice Semiconductor Corp			5		366
Laureate Education Inc			68		2,277
Lazard Inc			38		1,836
Lci Industries			4		481
Lear Corp			4		409
Legalzoom.Com Inc			60		596
Lemaitre Vascular Inc			2		142
Lenz Therapeutics Inc			1		22
Leonardo Drs Inc			4		144
*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN FOR PUERTO RICO
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 66-0177415 Plan No. 002
December 31, 2025

	Interest	Maturity	Number of	Cost	Current
Identity of issuer	rate	date	shares/units	value**	value
Liberty Live Holdings Inc			2		191
Life Time Group Holdings Inc			54		1,426
Lifestance Health Group Inc			79		554
Lincoln National Corp			42		1,870
Lindblad Expeditions Holdings			40		572
Linde Plc			3		1,128
Littelfuse Inc			1		265
Liveramp Holdings Inc			20		580
Louisiana-Pacific Corp			8		622
Lumexa Imaging Holdings Inc			19		347
Lyft Inc			32		626
Macom Technology Solutions Holdings Inc			2		311
Madrigal Pharmaceuticals Inc			1		366
Magnite Inc			67		1,084
Manhattan Associates Inc			1		169
Marqeta Inc			29		139
Masterbrand Inc			35		383
Matador Resources Co			2		94
Matson Inc			5		570
Maximus Inc			7		620
Medpace Holdings Inc			—		202
Mercadolibre Inc			6		13,053
Merit Medical Systems Inc			4		346
Mid-America Apartment Community			19		2,696
Mineralys Therapeutics Inc			3		106
Mirum Pharmaceuticals Inc			3		219
Mks Inc			2		279
Modine Manufacturing Co			23		3,136
Moelis & Co			2		140
Monolithic Power Systems Inc			—		214
Monte Rosa Therapeutics Inc			4		66
Montrose Environmental Group Inc			37		912
Moog Inc			1		167
Mp Materials Corp			12		591
Mueller Industries Inc			4		419
Mueller Water Products Inc			65		1,545
Murphy Usa Inc			1		474
Myr Group Inc			8		1,726
Natera Inc			10		2,265
National Bank Holdings Corp			12		453
Navan Inc			3		43
Ncino Inc			2		41
Ncr Voyix Corp			32		327
Netskope Inc			55		963
Netstreit Corp			29		504
Neurocrine Biosciences Inc			1		134
Newmark Group Inc			67		1,168
*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN FOR PUERTO RICO
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 66-0177415 Plan No. 002
December 31, 2025

	Interest	Maturity	Number of	Cost	Current
Identity of issuer	rate	date	shares/units	value**	value
Newmarket Corp			—		242
Nexstar Media Group Inc			1		191
Nextpower Inc			8		660
Nicolet Bankshares Inc			4		482
Nnn Reit Inc			30		1,203
Northeast Bank			5		472
Nurix Therapeutics Inc			4		74
Nuvalent Inc			3		327
Oge Energy Corp			7		306
Okta Inc			1		123
Old Second Bancorp Inc			16		312
Ollie's Bargain Outlet Holding			1		133
Omega Healthcare Investors Inc			15		659
Omnicell Inc			9		409
Onemain Holdings Inc			15		983
Onto Innovation Inc			1		206
Option Care Health Inc			29		930
Oric Pharmaceuticals Inc			5		42
Oscar Health Inc			4		64
Osi Systems Inc			3		803
Outfront Media Inc			13		303
Palomar Holdings Inc			2		218
Park Hotels & Resorts Inc			21		223
Parsons Corp			17		1,028
Patterson-Uti Energy Inc			204		1,246
Payoneer Global Inc			56		313
Pediatrix Medical Group Inc			17		356
Pegasystems Inc			3		204
Pennymac Financial Services Inc			5		689
Pennymac Mortgage Investment Trust			25		313
Penumbra Inc			1		350
Performance Food Group Co			12		1,072
Permian Resources Corp			20		285
Philip Morris International Inc			96		15,415
Photronics Inc			21		675
Pinnacle Financial Partners Inc			15		1,427
Pinterest Inc			6		153
Planet Fitness Inc			3		319
Powell Industries Inc			—		53
Power Integrations Inc			2		54
Praxis Precision Medicines Inc			1		217
Preferred Bank/Los Angeles Ca			8		737
Prestige Consumer Healthcare Inc			3		177
Pricesmart Inc			6		760
Primerica Inc			1		203
Primoris Services Corp			12		1,500
Privia Health Group Inc			61		1,439
*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN FOR PUERTO RICO
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 66-0177415 Plan No. 002
December 31, 2025

	Interest	Maturity	Number of	Cost	Current
Identity of issuer	rate	date	shares/units	value**	value
Procept Biorobotics Corp			1		37
Procore Technologies Inc			2		119
Progress Software Corp			2		94
Prologis Inc			54		6,912
Protagonist Therapeutics Inc			1		69
Ptc Inc			2		333
Ptc Therapeutics Inc			3		192
Public Storage			4		1,063
Pvh Corp			12		808
Q2 Holdings Inc			3		224
Qorvo Inc			4		303
Qualys Inc			1		125
Radnet Inc			27		1,894
Rambus Inc			10		944
Range Resources Corp			19		653
Rbc Bearings Inc			—		86
Realty Income Corp			21		1,182
Redwood Trust Inc			55		307
Regal Rexnord Corp			6		778
Regency Centers Corp			12		851
Reliance Worldwide Corp Ltd			55		141
Repligen Corp			1		158
Replimune Group Inc			13		127
Revolution Medicines Inc			2		173
Rexford Industrial Realty Inc			63		2,430
Rhythm Pharmaceuticals Inc			3		273
Rigetti Computing Inc			4		86
Riot Platforms Inc			45		574
Rpm International Inc			2		246
Ryman Hospitality Properties Inc			16		1,486
Sabra Health Care Reit Inc			67		1,265
Saia Inc			1		285
Scholar Rock Holding Corp			7		287
Servicetitan Inc			12		1,225
Sezzle Inc			2		150
Shift4 Payments Inc			1		94
Shoals Technologies Group Inc			5		45
Simon Property Group Inc			21		3,852
Simply Good Foods Co/The			4		72
Simpson Manufacturing Co Inc			2		246
Siteone Landscape Supply Inc			2		297
Sitime Corp			7		2,637
Skyward Specialty Insurance Group			6		312
Sl Green Realty Corp			7		312
Smartstop Self Storage Reit Inc			3		97
Solaris Energy Infrastructure			38		1,752
Soleno Therapeutics Inc			3		152
*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN FOR PUERTO RICO
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 66-0177415 Plan No. 002
December 31, 2025

	Interest	Maturity	Number of	Cost	Current
Identity of issuer	rate	date	shares/units	value**	value
Southwest Gas Holdings Inc			27		2,152
Sprouts Farmers Market Inc			1		46
Sps Commerce Inc			1		106
Spx Technologies Inc			11		2,266
Spyre Therapeutics Inc			2		74
Stag Industrial Inc			22		819
Stagwell Inc			66		322
Stepstone Group Inc			3		198
Sterling Infrastructure Inc			10		3,074
Steven Madden Ltd			10		409
Stifel Financial Corp			14		1,701
Stoke Therapeutics Inc			2		65
Stonex Group Inc			16		1,507
Stride Inc			16		1,033
Sun Communities Inc			3		353
Sun Country Airlines Holdings			9		122
Sunstone Hotel Investors Inc			62		551
Synaptics Inc			1		105
Taylor Morrison Home Corp			38		2,262
Td Synnex Corp			9		1,320
Teledyne Technologies Inc			1		486
Tenet Healthcare Corp			2		482
Teradata Corp			2		53
Tg Therapeutics Inc			3		93
Tidewater Inc			9		435
Tko Group Holdings Inc			7		1,436
Topbuild Corp			—		159
Toro Co/The			3		204
Tpg Inc			2		127
Transmedics Group Inc			2		212
Travel + Leisure Co			2		140
Travere Therapeutics Inc			2		76
Trex Co Inc			25		870
Ufp Technologies Inc			1		237
Ultragenyx Pharmaceutical Inc			3		58
Umb Financial Corp			20		2,244
United Parks & Resorts Inc			1		48
Universal Technical Institute			6		148
Upwork Inc			67		1,332
Uranium Energy Corp			36		422
Urban Outfitters Inc			7		502
Valmont Industries Inc			1		318
Valvoline Inc			13		364
Varonis Systems Inc			39		1,287
Vaxcyte Inc			1		54
Ventas Inc			47		3,617
Vera Therapeutics Inc			6		301
*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN FOR PUERTO RICO
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 66-0177415 Plan No. 002
December 31, 2025

	Interest	Maturity	Number of	Cost	Current
Identity of issuer	rate	date	shares/units	value**	value
Verra Mobility Corp			4		81
Vertex Inc			39		775
Via Transportation Inc			22		635
Viking Therapeutics Inc			14		497
Viper Energy Inc			24		923
Viridian Therapeutics Inc			5		147
Visteon Corp			14		1,304
Vital Farms Inc			40		1,264
Vontier Corp			9		331
Voya Financial Inc			14		1,049
Vse Corp			—		36
Warrior Met Coal Inc			4		329
Watts Water Technologies Inc			2		561
Waystar Holding Corp			7		238
Webster Financial Corp			29		1,844
Welltower Inc			21		3,944
Wesco International Inc			8		1,967
Wex Inc			2		349
Wingstop Inc			1		226
Wintrust Financial Corp			16		2,294
Woodward Inc			1		252
Workiva Inc			3		228
World Kinect Corp			25		593
Wsfs Financial Corp			7		390
Wyndham Hotels & Resorts Inc			4		324
Xencor Inc			5		70
Total U.S. equities					$2,002,393

Non-U.S. equities:
3I Group Plc			357		$15,656
77 Bank Ltd/The			4		213
A&D Holon Holdings Co Ltd			2		30
A2 Milk Co Ltd/The			64		392
A2A Spa			195		530
Aalberts Nv			6		200
Ab Dynamics Plc			2		28
Abb Ltd			53		3,958
Abc-Mart Inc			21		351
Abhotel Co Ltd			2		18
Abivax Sa			7		897
Abu Dhabi Islamic Bank Pjsc			196		1,106
Ac Immune Sa			3		10
Academedia Ab			71		757
Accelleron Industries Ag			6		476
Accton Technology Corp			37		1,410
*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN FOR PUERTO RICO
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 66-0177415 Plan No. 002
December 31, 2025

	Interest	Maturity	Number of	Cost	Current
Identity of issuer	rate	date	shares/units	value**	value
Achilles Corp			2		19
Adesso Se			1		113
Ad-Sol Nissin Corp			6		60
Advanced Media Inc			3		20
Adways Inc			10		17
Adyen Nv			6		9,756
Aedas Homes Sa			7		190
Aeon Financial Service Co Ltd			26		286
Aeris Resources Ltd			254		102
Afentra Plc			89		49
Agfa-Gevaert Nv			33		19
Ags Corp			2		13
Aia Group Ltd			1,525		15,652
Aib Group Plc			643		6,947
Aichi Financial Group Inc			5		144
Aiful Corp			194		693
Air France-Klm			9		125
Air Liquide Sa			58		10,970
Airtac International Group			8		224
Airtel Africa Plc			38		180
Airtrip Corp			9		45
Aj Bell Plc			78		462
Aker Solutions Asa			188		576
Akwel Sadir			1		13
Al Sydbank			1		50
Alamos Gold Inc New			2		65
Alandsbanken Abp			—		22
Aldar Properties Pjsc			512		1,213
Alfa Financial Software Holdin			117		333
Algonquin Power & Utilities Co			209		1,287
Alibaba Group Holding Ltd			844		15,489
Alimak Group Ab			2		36
Alk-Abello A/S			4		142
Alkane Resources Ltd			375		336
Alkermes Plc			9		239
Allianz Se			11		5,115
Alligo Ab			—		1
Allreal Holding Ag			1		169
Allwyn Ag			28		639
Alphamin Resources Corp			234		203
Alphapolis Co Ltd			2		17
Alps Alpine Co Ltd			6		77
*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN FOR PUERTO RICO
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 66-0177415 Plan No. 002
December 31, 2025

	Interest	Maturity	Number of	Cost	Current
Identity of issuer	rate	date	shares/units	value**	value
Als Ltd			37		538
Alsok Co Ltd			8		61
Alvotech Sa			14		74
Alzchem Group Ag			1		115
Amadeus It Group Sa			125		9,223
Amano Corp			9		231
Amaze Co Ltd			1		12
Ambea Ab			78		1,196
Amcor Plc			376		3,148
Amplifon Spa			33		540
Ampol Ltd			14		289
Ams-Osram Ag			12		118
Analyst Ims Investment Managem			4		198
And St Hd Co Ltd			4		69
Anest Iwata Corp			4		39
Anglo American Plc			113		4,670
Anritsu Corp			24		340
Antofagasta Plc			30		1,315
Aon Plc			38		13,505
Apollo Hospitals Enterprise Lt			8		611
Arad Ltd			2		33
Arakawa Chemical Industries Lt			2		17
Arca Continental Sab De Cv			342		3,701
Arch Capital Group Ltd			106		10,190
Archosaur Games Inc			624		129
Argo Graphics Inc			9		94
Aris Mining Corp			18		291
Aritzia Inc			4		350
Arjo Ab			4		13
Arla Plast Ab			3		17
Aroa Biosurgery Ltd			79		39
Aroundtown Sa			32		101
Ascendis Pharma A/S			1		139
Aselsan Elektronik Sanayi Ve T			258		1,390
Asia Commercial Bank Jsc			440		401
Asia Vital Components Co Ltd			34		1,633
Asker Healthcare Group Ab			42		384
Asm International Nv			12		7,427
Asml Holding Nv			15		16,404
Aspeed Technology Inc			10		2,356
Assured Guaranty Ltd			12		1,119
Astral Ltd			30		464
*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN FOR PUERTO RICO
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 66-0177415 Plan No. 002
December 31, 2025

	Interest	Maturity	Number of	Cost	Current
Identity of issuer	rate	date	shares/units	value**	value
Astrazeneca Plc			55		10,210
Atkinsrealis Group Inc			8		515
Atrenew Inc			39		208
Atria Oyj			2		41
Ats Corporation			8		213
Attendo Ab			24		212
Aucnet Inc			8		103
Auction Technology Group Plc			93		349
Audiocodes Ltd			3		28
Aurelia Metals Ltd			544		91
Aurubis Ag			1		98
Avant Group Corp			11		118
Avanza Bank Holding Ab			3		96
Awa Bank Ltd/The			9		244
Axalta Coating Systems Ltd			6		187
Axial Retailing Inc			3		22
Axis Capital Holdings Ltd			8		870
Axyz Co Ltd			1		17
Azkoyen Sa			2		19
Badger Infrastructure			13		714
Bae Systems Plc			762		17,575
Baioo Family Interactive Ltd			326		17
Bajaj Finance Ltd			276		3,027
Balfour Beatty Plc			10		91
Banca Ifis Spa			2		57
Banco Btg Pactual Sa			308		2,951
Banco Santander Chile			10,830		854
Banco Santander Sa			572		6,769
Bandai Namco Holdings Inc			83		2,202
Bang & Olufsen A/S			4		8
Bank Central Asia Tbk Pt			3,797		1,839
Bank Hapoalim Bm			256		5,797
Bank Mandiri Persero Tbk Pt			9,716		2,972
Bank Of Ireland Group Plc			134		2,575
Bank Of Iwate Ltd/The			8		251
Bankinter Sa			298		4,962
Basler Ag			2		32
Bastide Le Confort Medical			1		19
Bavarian Nordic A/S			—		12
Bawag Group Ag			27		4,062
Bdo Unibank Inc			464		1,062
Beach Energy Ltd			41		32
*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN FOR PUERTO RICO
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 66-0177415 Plan No. 002
December 31, 2025

	Interest	Maturity	Number of	Cost	Current
Identity of issuer	rate	date	shares/units	value**	value
Bechtle Ag			6		319
Beiersdorf Ag			89		9,779
Beijer Ref Ab			18		289
Beijing Huafeng Test & Control			8		226
Bell-Park Co Ltd			2		41
Bendigo & Adelaide Bank Ltd			52		366
Beneteau Saca			30		288
Best Pacific International Hol			237		99
Bezeq The Israeli Telecommunic			82		182
Bharat Electronics Ltd			366		1,629
Bharti Airtel Ltd			348		8,160
Bicycle Therapeutics Plc			37		260
Big Yellow Group Plc			38		538
Biohaven Ltd			5		58
Biprogy Inc			14		466
Birkenstock Holding Plc			5		189
Bizlink Holding Inc			29		1,406
Blue Star Ltd			15		280
Bnp Paribas Sa			92		8,727
Bonduelle Sca			6		74
Bosideng International Holding			364		208
Bossard Holding Ag			1		198
Boyd Group Inc			4		685
Bravida Holding Ab			15		151
Bravura Solutions Ltd			241		413
Bridgepoint Group Plc			94		359
British American Tobacco Plc			135		7,650
Brother Industries Ltd			17		339
Bucher Industries Ag			1		278
Bukit Sembawang Estates Ltd			3		13
Bunka Shutter Co Ltd			14		178
Bureau Veritas Sa			219		6,997
Burelle Sa			—		20
Business Brain Showa-Ota Inc			1		17
Business Engineering Corp			5		55
C&D International Investment G			81		162
Cairn Homes Plc			16		39
Caisse Regionale De Credit Agr			—		23
Caltagirone Spa			3		37
Camurus Ab			5		347
Canadian National Railway Co			40		3,906
Canadian Natural Resources Ltd			187		6,350
*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN FOR PUERTO RICO
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 66-0177415 Plan No. 002
December 31, 2025

	Interest	Maturity	Number of	Cost	Current
Identity of issuer	rate	date	shares/units	value**	value
Canadian Pacific Kansas City L			135		9,966
Canon Marketing Japan Inc			3		122
Canox Corp			1		16
Capgemini Se			69		11,546
Capital Ltd			12		19
Capitec Bank Holdings Ltd			14		3,597
Capral Ltd			3		25
Capricorn Metals Ltd			26		252
Capstone Copper Corp			39		390
Carel Industries Spa			19		536
Carlsberg As			41		5,378
Carmila Sa			13		255
Carnival Plc			8		243
Carpenter Tan Holdings Ltd			65		66
Cegedim Sa			3		42
Cellavision Ab			2		30
Cellebrite Di Ltd			6		100
Centessa Pharmaceuticals Plc			3		80
Central Automotive Products Lt			4		49
Central Depository Services In			34		544
Central Glass Co Ltd			13		281
Central Security Patrols Co Lt			3		59
Centurion Corp Ltd			17		18
Check Point Software Technolog			34		6,269
China Jushi Co Ltd			155		380
China Leon Inspection Holding			472		133
China Merchants Commercial Rea			244		39
China Resources Mixc Lifestyle			82		453
China Xinhua Education Group L			709		51
China Yuchai International Ltd			1		24
Chroma Ate Inc			41		1,006
Chuo Gyorui Co Ltd			1		15
Cia De Saneamento Basico Do Es			34		818
Cicor Technologies Ltd			1		208
Cie Automotive Sa			3		110
Cie De Saint-Gobain Sa			89		9,079
Cie Financiere Richemont Sa			63		13,587
Cie Generale Des Etablissement			79		2,636
Citizen Watch Co Ltd			8		67
Ckd Corp			16		320
Clas Ohlson Ab			11		378
Cmoc Group Ltd			357		882
*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN FOR PUERTO RICO
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 66-0177415 Plan No. 002
December 31, 2025

	Interest	Maturity	Number of	Cost	Current
Identity of issuer	rate	date	shares/units	value**	value
Cnooc Energy Technology & Serv			215		118
Cochlear Ltd			2		263
Codan Ltd			2		28
Cognyte Software Ltd			45		419
Cogstate Ltd			20		30
Colonial Sfl Socimi Sa			24		152
Colopl Inc			10		29
Columbus A/S			8		12
Compass Group Plc			461		14,647
Construcciones Y Auxiliar De F			—		23
Contemporary Amperex Technolog			152		7,964
Core Corp			4		50
Cosmo Energy Holdings Co Ltd			5		141
Costain Group Plc			299		641
Cover Corp			36		346
Craftsman Automation Ltd			1		80
Credicorp Ltd			7		1,872
Creditaccess Grameen Ltd			19		274
Credito Emiliano Spa			6		113
Credo Technology Group Holding			22		3,146
Croda International Plc			140		5,086
Cross Marketing Group Inc			3		13
Cts Co Ltd			15		98
Cummins India Ltd			15		734
Curves Holdings Co Ltd			15		74
Cury Construtora E Incorporado			86		506
Custodian Property Income Reit			32		37
Cyberagent Inc			57		486
Cyberark Software Ltd			—		66
Dah Sing Banking Group Ltd			86		118
Dah Sing Financial Holdings Lt			6		25
Daicel Corp			39		349
Daiei Kankyo Co Ltd			11		285
Dai-Ichi Cutter Kogyo Kk			5		45
Daikin Industries Ltd			37		4,753
Dainichi Co Ltd			5		30
Daitron Co Ltd			3		47
Daiwa House Reit Investment Co			—		74
Daiwa Industries Ltd			3		32
Daiwabo Holdings Co Ltd			15		295
Danieli & C Officine Meccanich			5		283
Dassault Systemes Se			66		1,836
*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN FOR PUERTO RICO
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 66-0177415 Plan No. 002
December 31, 2025

	Interest	Maturity	Number of	Cost	Current
Identity of issuer	rate	date	shares/units	value**	value
Db Insurance Co Ltd			3		278
Dbs Group Holdings Ltd			120		5,264
De' Longhi Spa			8		341
Definity Financial Corp			8		461
Delek Group Ltd			—		115
Delta Electronics Inc			116		3,541
Denso Corp			333		4,588
Descartes Sys Group Inc			7		623
Descartes Systems Group Inc/Th			4		346
Deutsche Boerse Ag			57		14,870
Deutz Ag			19		191
Dfs Furniture Plc			16		38
Dgl Group Ltd/Au			57		10
Diploma Plc			4		261
Direcional Engenharia Sa			181		466
Dixon Technologies India Ltd			2		284
Dksh Holding Ag			7		491
Dongguan Yiheda Automation Co			36		136
Dorel Industries Inc			2		1
Dormakaba Holding Ag			—		27
Double Standard Inc			3		35
Doutor Nichires Holdings Co Lt			3		54
Dpm Metals Inc			32		988
Dunelm Group Plc			6		87
Dynacor Group Inc			14		58
Dynapac Co Ltd			1		20
E Ink Holdings Inc			66		414
Ebara Corp			138		3,241
Ebara Foods Industry Inc			1		12
Edenred Se			98		2,176
Edianyun Ltd			67		19
Ehime Bank Ltd/The			3		31
Eicher Motors Ltd			15		1,191
Eiken Chemical Co Ltd			1		18
Einhell Germany Ag			—		42
El Al Israel Airlines			46		238
Elecnor Sa			3		77
Elecom Co Ltd			8		83
Electric Connector Technology			31		218
Electricite De Strasbourg Sa			—		27
Elite Material Co Ltd			51		2,664
Elmera Group Asa			7		26
*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN FOR PUERTO RICO
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 66-0177415 Plan No. 002
December 31, 2025

	Interest	Maturity	Number of	Cost	Current
Identity of issuer	rate	date	shares/units	value**	value
Elmos Semiconductor Se			—		52
Emaar Properties Pjsc			320		1,224
Emak Spa			80		87
Embraer Sa			61		989
Emerald Resources Nl			111		470
Emirates Nbd Bank Pjsc			152		1,154
Enav Spa			44		244
Endava Plc			2		12
Enea Ab			20		156
Energy Fuels Inc/Canada			1		18
Engie Sa			640		16,840
Eni Spa			242		4,592
Eoptolink Technology Inc Ltd			15		922
Equinox Gold Corp			11		158
Ermenegildo Zegna Nv			40		413
Ero Copper Corp			23		657
Essent Group Ltd			29		1,916
Essilorluxottica Sa			1		389
E-Star Commercial Management C			236		42
Eternal Ltd			339		1,049
Euroapi Sa			13		34
Eurobank Sa			736		2,961
Eurofins Scientific Se			8		561
Evertec Inc			14		414
Evertz Technologies Ltd			8		76
Exchange Income Corp			11		655
Exosens Sas			6		349
Experian Plc			288		13,043
Fabasoft Ag			1		26
Fabrinet			8		3,433
Falabella Sa			139		971
Far East Consortium Internatio			115		11
Far East Orchard Ltd			44		42
Fdm Group Holdings Plc			5		9
Fenix Resources Ltd			159		52
Ferrari Nv			17		6,301
Fibergate Inc/Japan			5		20
Fiducian Group Ltd			14		112
Fielmann Group Ag			3		128
Finecobank Banca Fineco Spa			21		537
Firm Capital Ppty Tr			6		26
First Bancorp/Puerto Rico			18		383
*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN FOR PUERTO RICO
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 66-0177415 Plan No. 002
December 31, 2025

	Interest	Maturity	Number of	Cost	Current
Identity of issuer	rate	date	shares/units	value**	value
First International Bank Of Is			6		474
First Resources Ltd			102		165
Fisher & Paykel Healthcare Cor			14		305
Fiverr International Ltd			7		133
Flatexdegiro Se			21		900
Flsmidth & Co A/S			6		435
Flughafen Zurich Ag			—		91
Fluidra Sa			14		370
Fomento Economico Mexicano Sab			445		4,501
Forfarmers Nv			9		45
Forterra Plc			52		129
Fortuna Mining Corp			6		57
Forvia Se			20		324
Foxtons Group Plc			33		26
Frasers Centrepoint Trust			141		255
Frasers Property Ltd			31		27
Ftai Aviation Ltd			1		161
Ftgroup Co Ltd			6		50
Fuchs Se			14		479
Fuji Corp/Aichi			8		179
Fuji Pharma Co Ltd			4		50
Fuji Seal International Inc			1		28
Fujifilm Holdings Corp			174		3,719
Fujii Sangyo Corp			1		24
Fukuda Denshi Co Ltd			2		79
Fukuoka Financial Group Inc			7		228
Fukuyama Transporting Co Ltd			1		36
Fullcast Holdings Co Ltd			5		58
Fuller Smith & Turner Plc			6		61
Fumakilla Ltd			4		32
Furuno Electric Co Ltd			1		32
Furyu Corp			27		181
Fuso Chemical Co Ltd			7		282
Fuso Pharmaceutical Industries			1		17
Future Corp			25		319
G Mining Ventures Corp			11		325
G5 Entertainment Ab			10		97
Galaxy Entertainment Group Ltd			893		4,397
Galilei Co Ltd			1		34
Galp Energia Sgps Sa			153		2,624
Garda Property Group			18		14
Ge Vernova T&D India Ltd			36		1,259
*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN FOR PUERTO RICO
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 66-0177415 Plan No. 002
December 31, 2025

	Interest	Maturity	Number of	Cost	Current
Identity of issuer	rate	date	shares/units	value**	value
Gecoss Corp			5		48
Generalfinance Spa			1		36
Genesis Minerals Ltd			14		69
Genpact Ltd			5		251
Genuit Group Plc			61		267
Genus Plc			16		555
Genusplus Group Ltd			7		30
Geolive Group Corp			1		13
Georg Fischer Ag			5		307
Gildan Activewear Inc			59		3,697
Gl Events Saca			2		68
Global Ship Lease Inc			4		138
Globant Sa			46		2,996
Globeride Inc			5		63
Glory Ltd			10		255
Gmo Globalsign Holdings Kk			2		36
Gold Circuit Electronics Ltd			54		1,189
Gpt Group/The			153		552
Grab Holdings Ltd			290		1,449
Grupo Aeroportuario Del Surest			1		267
Grupo Empresarial San Jose Sa			5		47
Grupo Financiero Banorte Sab D			627		5,821
Gvs Spa			32		146
H World Group Ltd			96		453
Hachijuni Nagano Bank Ltd			5		59
Hakuhodo Dy Holdings Inc			69		513
Hallenstein Glasson Holdings L			10		57
Hangzhou Tigermed Consulting C			28		154
Hansoh Pharmaceutical Group Co			163		756
Hanwa Co Ltd			16		727
Hanwha Aerospace Co Ltd			3		1,998
Harel Insurance Investments &			7		283
Hbx Group International Plc			23		199
Hd Hyundai Electric Co Ltd			4		1,886
Hd Hyundai Heavy Industries Co			7		2,316
Hd Hyundai Marine Solution Co			8		1,087
Hdfc Asset Management Co Ltd			34		1,007
Hdfc Bank Ltd			536		5,907
Heidelberger Druckmaschinen Ag			17		41
Helios Towers Plc			213		471
Hemisphere Energy Corp			39		56
Hera Spa			146		691
*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN FOR PUERTO RICO
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 66-0177415 Plan No. 002
December 31, 2025

	Interest	Maturity	Number of	Cost	Current
Identity of issuer	rate	date	shares/units	value**	value
Hexagon Ab			713		8,470
Hexaware Technologies Ltd			37		312
Hiab Oyj			2		114
Hikari Tsushin Inc			1		247
Hill & Smith Plc			6		176
Hindustan Aeronautics Ltd			23		1,113
Hipages Group Holdings Ltd			18		15
Hisamitsu Pharmaceutical Co In			2		57
Hitachi Energy India Ltd			4		765
Hitachi Ltd			356		11,120
Hk Ai Capital Ltd			1,398		36
Hkfoods Oyj			15		26
Hms Networks Ab			5		212
Ho Bee Land Ltd			14		24
Hoa Phat Group Jsc			661		663
Hodogaya Chemical Co Ltd			1		18
Hoist Finance Ab			10		120
Hon Precision Inc			9		1,017
Hong Kong Exchanges & Clearing			57		2,972
Hong Kong Technology Venture C			241		43
Hong Leong Asia Ltd			13		24
Hongcheng Environmental Techno			170		24
Hongfa Technology Co Ltd			105		459
Horiba Ltd			7		668
Howden Joinery Group Plc			498		5,578
Hoya Corp			17		2,530
Hub24 Ltd			5		340
Hudbay Minerals Inc			25		494
Hunting Plc			8		42
Husqvarna Ab			23		115
Hyakujushi Bank Ltd/The			2		70
Hyosung Heavy Industries Corp			1		1,429
Hypoport Se			1		173
Hyundai Marine & Fire Insuranc			10		220
Hyundai Rotem Co Ltd			9		1,169
Ibersol Sgps Sa			4		42
Icg Plc			19		517
Ichikoh Industries Ltd			5		17
Icici Bank Ltd			653		15,867
Icon Plc			20		3,589
Idp Education Ltd			42		164
Ifast Corp Ltd			32		237
*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN FOR PUERTO RICO
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 66-0177415 Plan No. 002
December 31, 2025

	Interest	Maturity	Number of	Cost	Current
Identity of issuer	rate	date	shares/units	value**	value
I'Ll Inc			3		55
Imax Corp			3		120
Imcd Nv			50		4,565
Imi Plc			184		6,142
Immobel Sa			1		17
Immobiliare Grande Distribuzio			9		38
Immunocore Holdings Plc			20		698
Impax Asset Management Group P			48		99
Implenia Ag			1		62
Indian Hotels Co Ltd/The			75		616
Indivior Plc			10		374
Inficon Holding Ag			1		139
Info Edge India Ltd			19		288
Infotel Sa			—		19
Ing Groep Nv			306		8,615
Init Innovation In Traffic Sys			1		37
Inmode Ltd			14		201
Intact Financial Corp			13		2,800
International Cement Group Ltd			480		15
International Container Termin			146		1,409
International Personal Finance			4		11
Interpump Group Spa			10		537
Intesa Sanpaolo Spa			1,092		7,593
Investec Plc			46		343
Ionos Group Se			8		239
Ipsos Sa			8		303
Iqiyi Inc			123		237
Iren Spa			63		188
Iriso Electronics Co Ltd			2		41
Isb Corp			6		70
Isracard Ltd			14		68
Israel Corp Ltd			—		28
Iss A/S			7		246
Isupetasys Co Ltd			11		873
Itau Unibanco Holding Sa			1,102		7,893
Ituran Location And Control Lt			3		115
Iveco Group Nv			28		619
Ivf Hartmann Holding Ag			—		3
Jacobson Pharma Corp Ltd			134		22
Jamieson Wellness Inc			12		299
Japan Aviation Electronics Ind			7		105
Japan Lifeline Co Ltd			3		33
*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN FOR PUERTO RICO
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 66-0177415 Plan No. 002
December 31, 2025

	Interest	Maturity	Number of	Cost	Current
Identity of issuer	rate	date	shares/units	value**	value
Japan Material Co Ltd			4		35
Japan Medical Dynamic Marketin			5		15
Jb Hi-Fi Ltd			2		112
Jbcc Holdings Inc			4		36
Jd Health International Inc			148		1,054
Jd Sports Fashion Plc			1,560		1,772
Jentech Precision Industrial C			10		891
Jeol Ltd			5		146
Jet2 Plc			23		444
Jfe Systems Inc			1		19
Jfrog Ltd			32		1,989
Jgc Holdings Corp			4		46
Jiangsu Hengrui Pharmaceutical			100		915
Jiangsu Zhongtian Technology C			110		284
Johnson Electric Holdings Ltd			27		101
Johnson Matthey Plc			10		274
Johnson Service Group Plc			49		90
Joshin Corp			3		52
Journey Energy Inc			25		59
Js Global Lifestyle Co Ltd			649		161
Jtekt Corp			9		102
Jumbo Interactive Ltd			8		64
Jumbo Sa			15		508
Justsystems Corp			5		175
Jutal Offshore Oil Services Lt			331		22
Jyp Entertainment Corp			7		345
Jyske Bank A/S			4		611
Kaga Electronics Co Ltd			1		22
Kakaku.Com Inc			20		292
Kakao Corp			20		827
Kalmar Oyj			1		38
Kamakura Shinsho Ltd			12		48
Kambi Group Plc			2		24
Kamei Corp			5		105
Kamigumi Co Ltd			8		273
Kanaden Corp			5		67
Kanzhun Ltd			17		344
Kardex Holding Ag			—		159
Karooooo Ltd			—		22
Kaufman & Broad Sa			2		70
Kb Financial Group Inc			43		3,723
Kbc Ancora			3		231
*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN FOR PUERTO RICO
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 66-0177415 Plan No. 002
December 31, 2025

	Interest	Maturity	Number of	Cost	Current
Identity of issuer	rate	date	shares/units	value**	value
Kbc Group Nv			44		5,703
Kei Industries Ltd			4		192
Keiyo Bank Ltd/The			6		66
Kendrion Nv			2		36
Kenko Mayonnaise Co Ltd			11		134
Keystone Infra Ltd			39		122
Kier Group Plc			49		145
Killam Apt Real Estate Invt Tr			29		349
Kimura Unity Co Ltd			3		14
Kinaxis Inc			3		403
King Slide Works Co Ltd			10		1,217
King Yuan Electronics Co Ltd			73		577
Kingboard Laminates Holdings L			109		185
Kion Group Ag			5		385
Kitz Corp			21		237
Klabin Sa			122		418
Klingelnberg Ag			1		16
Koenig & Bauer Ag			2		25
Koh Brothers Group Ltd			112		25
Koike Sanso Kogyo Co Ltd			6		65
Komercni Banka As			15		853
Komeri Co Ltd			6		140
Kone Oyj			81		5,781
Konecranes Oyj			6		697
Konica Minolta Inc			171		740
Koninklijke Bam Groep Nv			55		606
Konoike Transport Co Ltd			4		82
Kose Holdings Corp			34		1,153
Kozo Keikaku Engineering Holdi			1		27
Krones Ag			1		193
K'S Holdings Corp			29		304
Kurashicom Inc			1		17
Kuriyama Holdings Corp			14		143
Kyorin Pharmaceutical Co Ltd			3		31
Kyoritsu Maintenance Co Ltd			10		178
Laboratorios Farmaceuticos Rov			9		635
Lagardere Sa			3		58
Lastminute.Com Nv			1		11
Latam Airlines Group Sa			17		937
Lb Group Co Ltd			65		182
Lectra			9		273
Legrand Sa			61		9,177
*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN FOR PUERTO RICO
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 66-0177415 Plan No. 002
December 31, 2025

	Interest	Maturity	Number of	Cost	Current
Identity of issuer	rate	date	shares/units	value**	value
Lenskart Solutions Ltd			36		179
Lh Group Ltd			139		6
Li Ning Co Ltd			2,412		5,785
Life Corp			5		74
Lifull Co Ltd			42		48
Linde Plc			16		6,934
Linea Directa Aseguradora Sa C			86		113
Linmon Media Ltd			49		23
Lion Rock Group Ltd			116		21
Localiza Rent A Car Sa			37		293
Logista Integral Sa			8		282
Loncin Motor Co Ltd			147		340
London Stock Exchange Group Pl			39		4,710
Look Holdings Inc			4		59
Lotes Co Ltd			76		3,133
Lottomatica Group Spa			157		4,136
Louis Hachette Group			40		74
Luceco Plc			28		49
Luk Fook Holdings Internationa			5		15
Lvmh Moet Hennessy Louis Vuitt			10		7,598
Ly Corp			1,257		3,345
M&A Capital Partners Co Ltd			2		43
M1 Kliniken Ag			2		34
Macmahon Holdings Ltd			165		73
Maeda Kosen Co Ltd			15		191
Magnum Ice Cream Co Nv/The			29		451
Mahindra & Mahindra Ltd			44		1,830
Maire Spa			16		238
Mandatum Oyj			32		258
Marex Group Plc			9		340
Marklines Co Ltd			4		39
Marks & Spencer Group Plc			949		4,212
Mars Group Holdings Corp			3		59
Martinrea International Inc			4		27
Maruzen Chi Holdings Co Ltd			7		15
Matrix It Ltd			4		178
Matsukiyococokara & Co			137		2,369
Max Healthcare Institute Ltd			50		584
Maxell Ltd			9		145
Mayr Melnhof Karton Ag			—		51
Mazda Motor Corp			22		170
Mcbride Plc			53		104
*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN FOR PUERTO RICO
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 66-0177415 Plan No. 002
December 31, 2025

	Interest	Maturity	Number of	Cost	Current
Identity of issuer	rate	date	shares/units	value**	value
Mcj Co Ltd			7		71
Media Do Co Ltd			4		46
Medical System Network Co Ltd			4		14
Medipal Holdings Corp			2		38
Medistim Asa			1		23
Medtronic Plc			65		6,291
Meidensha Corp			1		40
Meiji Electric Industries Co L			2		31
Meitec Group Holdings Inc			2		51
Melco Resorts & Entertainment			3		24
Menicon Co Ltd			6		62
Merck Kgaa			105		15,135
Merlin Properties Socimi Sa			20		296
Metawater Co Ltd			4		95
Methanex Corp			15		581
Metro Brands Ltd			17		227
Mfe-Mediaforeurope Nv			4		19
Mgx Resources Ltd			653		198
Mikron Holding Ag			3		86
Mildef Group Ab			10		134
Military Commercial Joint Stoc			267		256
Mineral Resources Ltd			3		115
Miniso Group Holding Ltd			40		187
Minsheng Education Group Co Lt			288		7
Mips Ab			9		326
Misumi Group Inc			4		57
Mitani Sangyo Co Ltd			31		112
Mitie Group Plc			76		169
Mito Securities Co Ltd			14		50
Mitsuba Corp			7		48
Mitsubishi Electric Corp			267		7,808
Mitsubishi Heavy Industries Lt			535		13,103
Mitsui E&S Co Ltd			1		18
Miura Co Ltd			25		482
Mizuho Financial Group Inc			142		5,146
Mizuno Corp			4		75
Modec Inc			2		125
Monday.Com Ltd			31		4,572
Montana Aerospace Ag			35		1,258
More Provident Funds And Pensi			4		21
Morguard Corp			1		42
Moriroku Co Ltd			9		137
*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN FOR PUERTO RICO
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 66-0177415 Plan No. 002
December 31, 2025

	Interest	Maturity	Number of	Cost	Current
Identity of issuer	rate	date	shares/units	value**	value
Morita Holdings Corp			1		22
Mota-Engil Sgps Sa			44		258
Motorcycle Holdings Ltd			11		23
Moury Construct Sa			—		22
Mpi Corp			5		362
Mt Hoejgaard Holding A/S			1		85
Mtu Aero Engines Ag			6		2,629
Multiplan Empreendimentos Imob			44		217
Multitude Ag			5		31
Munters Group Ab			12		217
Musashino Bank Ltd/The			5		160
Mycronic Ab			3		83
Nabaltec Ag			—		2
Nac Kazatomprom Jsc			10		538
Nachi-Fujikoshi Corp			6		175
Nagacorp Ltd			101		60
Nakamoto Packs Co Ltd			1		16
Nakanishi Inc			22		282
Nan Ya Printed Circuit Board C			16		126
Nanosonics Ltd			28		73
Naspers Ltd			76		5,088
Natwest Group Plc			989		8,666
Ncc Ab			2		44
Nederman Holding Ab			1		22
Neinor Homes Sa			10		222
Nestle Sa			61		6,110
Netease Inc			281		7,753
Netwealth Group Ltd			11		180
New Hope Service Holdings Ltd			167		42
Neway Valve Suzhou Co Ltd			106		786
Nexans Sa			1		122
Nexity Sa			30		320
Next 15 Group Plc			8		35
Nextage Co Ltd			33		590
Nicca Chemical Co Ltd			12		121
Nichia Steel Works Ltd			15		34
Nifco Inc/Japan			5		160
Nihon M&A Center Holdings Inc			35		159
Nintendo Co Ltd			136		9,210
Nippon Information Development			2		24
Nippon Reit Investment Corp			—		43
Nippon Sanso Holdings Corp			75		2,229
*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN FOR PUERTO RICO
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 66-0177415 Plan No. 002
December 31, 2025

	Interest	Maturity	Number of	Cost	Current
Identity of issuer	rate	date	shares/units	value**	value
Nippon Seiki Co Ltd			34		477
Nippon Shinyaku Co Ltd			21		760
Nippon Soda Co Ltd			19		443
Nisshinbo Holdings Inc			61		510
Niterra Co Ltd			11		505
Nitori Holdings Co Ltd			143		2,493
Nitto Kogyo Corp			7		182
Nittoc Construction Co Ltd			5		40
Nkt A/S			2		285
Noba Bank Group Ab			27		345
Norconsult Norge As			60		272
Nordex Se			11		381
Nordnet Ab Publ			11		308
Nordrest Holding Ab			2		44
North West Co Inc (The)			6		216
Norwegian Air Shuttle Asa			205		355
Nova Ljubljanska Banka Dd			11		472
Novanta Inc			2		185
Novartis Ag			71		9,830
Novo Nordisk A/S			257		13,135
Nrj Group			9		81
Ns Solutions Corp			2		43
Ns Tool Co Ltd			9		48
Nsd Co Ltd			8		184
Nsk Ltd			27		167
Nu Holdings Ltd/Cayman Islands			710		11,891
Nvent Electric Plc			3		354
Obara Group Inc			18		447
Obic Business Consultants Co L			3		177
Odawara Engineering Co Ltd			2		23
Oddity Tech Ltd			7		273
Odfjell Technology Ltd			1		6
Ogaki Kyoritsu Bank Ltd/The			4		125
Oie Sangyo Co Ltd			1		19
Oji Holdings Corp			76		416
Okamura Corp			4		63
Okaya & Co Ltd			1		30
Okea Asa			8		18
Oki Electric Industry Co Ltd			12		147
Okinawa Financial Group Inc			2		65
Okp Holdings Ltd			70		69
Olympus Corp			309		3,916
*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN FOR PUERTO RICO
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 66-0177415 Plan No. 002
December 31, 2025

	Interest	Maturity	Number of	Cost	Current
Identity of issuer	rate	date	shares/units	value**	value
Onamba Co Ltd			3		24
Ono Pharmaceutical Co Ltd			52		715
Onward Holdings Co Ltd			19		90
Open House Group Co Ltd			4		245
Optorun Co Ltd			13		154
Or Royalties Inc			21		757
Orange Sa			457		7,627
Orbusneich Medical Group Holdi			37		17
Orica Ltd			62		1,002
Oro Co Ltd			2		27
Orsero Spa			5		102
Otp Bank Nyrt			27		2,900
Otsuka Holdings Co Ltd			94		5,297
Oug Holdings Inc			1		19
Outsurance Group Ltd			125		540
Oxford Nanopore Technologies P			98		169
Page Industries Ltd			1		292
Pal Group Holdings Co Ltd			9		115
Paltac Corp			1		35
Pan African Resources Plc			52		85
Paradise Entertainment Ltd			81		7
Park24 Co Ltd			19		247
Pca Corp			2		23
Penta-Ocean Construction Co Lt			42		426
Pepco Group Nv			37		308
Pepper Money Ltd/Australia			33		48
Perion Network Ltd			5		49
Pernod Ricard Sa			81		6,964
Perseus Mining Ltd			150		568
Persimmon Plc			11		210
Persol Holdings Co Ltd			127		236
Peter Warren Automotive Holdin			14		17
Pfisterer Holding Se			2		188
Pharma Mar Sa			1		114
Pharming Group Nv			55		92
Phu Nhuan Jewelry Jsc			88		324
Pickles Holdings Co Ltd			2		20
Picton Property Income Ltd			130		129
Pilot Corp			1		39
Piquadro Spa			14		40
Piraeus Bank Sa			1,160		9,259
Planisware Sa			13		351
Playmates Toys Ltd			338		17
*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN FOR PUERTO RICO
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 66-0177415 Plan No. 002
December 31, 2025

	Interest	Maturity	Number of	Cost	Current
Identity of issuer	rate	date	shares/units	value**	value
Plenti Group Ltd			20		15
Pls Group Ltd			97		274
Polar Capital Holdings Plc			8		60
Pole To Win Holdings Inc			53		110
Polycab India Ltd			7		607
Popular Inc			19		2,367
Powszechna Kasa Oszczednosci B			34		816
Pr Times Corp			2		36
Precision Drilling Corp			3		245
Prestige International Inc			37		170
Prinx Chengshan Holdings Ltd			23		23
Proact It Group Ab			5		63
Prologis Property Mexico Sa De			159		665
Prosegur Cash Sa			79		59
Prudent Corporate Advisory Ser			7		204
Prudential Plc			229		3,518
Psp Swiss Property Ag			2		294
Qaf Ltd			35		25
Qiagen Nv			70		3,181
Qinetiq Group Plc			57		339
Quilter Plc			291		717
Radico Khaitan Ltd			16		600
Radware Ltd			6		150
Raia Drogasil Sa			133		569
Raisio Oyj			26		82
Ramelius Resources Ltd			20		54
Rank Group Plc			38		51
Ratos Ab			6		25
Raute Oyj			2		39
Record Plc			39		30
Redcare Pharmacy Nv			10		767
Rede D'Or Sao Luiz Sa			519		3,845
Regis Healthcare Ltd			13		62
Regis Resources Ltd			94		472
Reitmans (Canada) Ltd			42		66
Reliance Industries Ltd			210		3,677
Relo Group Inc			35		380
Relx Plc			387		15,731
Ren - Redes Energeticas Nacion			66		248
Rengo Co Ltd			53		410
Renishaw Plc			7		316
Resona Holdings Inc			466		4,441
Resorttrust Inc			23		286
Rheinmetall Ag			4		6,441
Rheon Automatic Machinery Co L			4		33
Richelieu Hardware Ltd			9		245
Ricoh Co Ltd			22		193
*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN FOR PUERTO RICO
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 66-0177415 Plan No. 002
December 31, 2025

	Interest	Maturity	Number of	Cost	Current
Identity of issuer	rate	date	shares/units	value**	value
Rigaku Holdings Corp			26		206
Rightmove Plc			1		10
Riken Vitamin Co Ltd			6		122
Rinnai Corp			6		150
Rio Tinto Plc			101		8,128
Riso Kagaku Corp			5		42
Riyue Heavy Industry Co Ltd			130		246
Robertet Sa			—		470
Roche Holding Ag			30		12,488
Rohm Co Ltd			11		152
Roivant Sciences Ltd			3		60
Rolls-Royce Holdings Plc			2,141		33,120
Rosebank Industries Plc			42		197
Rotork Plc			148		649
Round One Corp			53		379
Royal Unibrew A/S			3		256
Rs Group Plc			409		3,432
Rtx A/S			3		42
Rusta Ab			28		258
Ryanair Holdings Plc			123		8,864
Safestore Holdings Plc			14		143
Safran Sa			44		15,390
Sakai Moving Service Co Ltd			1		16
Sakata Inx Corp			42		628
Salik Co Pjsc			368		636
Samsung Biologics Co Ltd			1		1,064
Samsung Electronics Co Ltd			307		25,535
Samyang Foods Co Ltd			1		723
Sandvik Ab			96		3,117
Sanford Ltd/Nz			4		18
Sanko Metal Industrial Co Ltd			12		112
Sankyu Inc			5		252
Sansan Inc			14		158
Sansha Electric Manufacturing			4		22
Santen Pharmaceutical Co Ltd			100		1,034
Sanwa Holdings Corp			3		69
Sanyo Engineering & Constructi			2		19
Sap Se			94		22,993
Sapphire Foods India Ltd			83		236
Sato Corp			5		81
Saudi National Bank/The			614		6,205
Sawai Group Holdings Co Ltd			4		63
Sbm Offshore Nv			12		348
Sbs Transit Ltd			10		26
Scales Corp Ltd			19		65
Scandi Standard Ab			4		41
*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN FOR PUERTO RICO
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 66-0177415 Plan No. 002
December 31, 2025

	Interest	Maturity	Number of	Cost	Current
Identity of issuer	rate	date	shares/units	value**	value
Scandic Hotels Group Ab			2		24
Schaeffler Ag			14		139
Schneider Electric Se			39		10,889
Schott Pharma Ag & Co Kgaa			15		259
Scroll Corp			18		150
Sea Ltd			158		20,134
Seagate Technology Holdings Pl			43		11,825
Seed Co Ltd/Tokyo			5		19
Seek Ltd			13		205
Sega Sammy Holdings Inc			30		463
Seiko Epson Corp			25		319
Sekisui Kasei Co Ltd			32		81
Sensata Technologies Holding P			21		691
Seraku Co Ltd			3		28
Seria Co Ltd			3		70
Servcorp Ltd			5		21
Service Stream Ltd			711		1,062
Seven & I Holdings Co Ltd			416		5,977
Severfield Plc			53		21
Shanghai Gench Education Group			49		17
Sharkninja Inc			1		61
Shell Plc			151		5,575
Shenzhen Inovance Technology C			68		736
Shenzhen Mindray Bio-Medical E			73		1,995
Shenzhen Yuto Packaging Techno			64		260
Shenzhou International Group H			51		404
Shibaura Machine Co Ltd			1		28
Shibaura Mechatronics Corp			1		92
Shibuya Corp			2		39
Shikoku Bank Ltd/The			7		74
Shimadzu Corp			249		6,609
Shimamura Co Ltd			1		82
Shimizu Bank Ltd/The			4		61
Shin Maint Holdings Co Ltd			8		59
Shin-Etsu Chemical Co Ltd			190		5,910
Shizuoka Gas Co Ltd			6		47
Shofu Inc			13		151
Shopify Inc			56		9,024
Siemens Ag			11		3,092
Siemens Energy Ag			226		31,907
Siemens Healthineers Ag			104		5,488
Sig Plc			304		41
Singapore Land Group Ltd			14		34
Sinko Industries Ltd			2		14
Sitoy Group Holdings Ltd			154		10
Sjf Bank A/S			1		56
Sk Hynix Inc			37		16,654
*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN FOR PUERTO RICO
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 66-0177415 Plan No. 002
December 31, 2025

	Interest	Maturity	Number of	Cost	Current
Identity of issuer	rate	date	shares/units	value**	value
Sk Square Co Ltd			13		3,377
Skan Group Ag			1		95
Sks Technologies Group Ltd			15		41
Sm Entertainment Co Ltd			3		308
Sma Solar Technology Ag			1		34
Smart-Core Holdings Ltd			76		20
Smk Corp			1		19
Sms Co Ltd			19		161
Social Housing Reit Plc			121		113
Societe Generale Sa			58		4,687
Socionext Inc			33		462
Softcreate Holdings Corp			4		61
Sol Spa			2		128
Somec Spa			1		13
Sompo Holdings Inc			177		6,013
Sonova Holding Ag			8		2,061
Sony Group Corp			293		7,510
Sophia Genetics Sa			48		223
South Bow Corp			19		530
Southern Cross Media Group Ltd			48		25
Spie Sa			30		1,734
Spirax Group Plc			9		797
Spotify Technology Sa			20		11,383
Ssab Ab			58		439
Sse Plc			115		3,367
Steris Plc			1		154
Sto Se & Co Kgaa			—		33
Storagevault Canada Inc			93		315
Strike Group Co Ltd			5		143
Structure Therapeutics Inc			17		1,186
Subsea 7 Sa			25		505
Sumitomo Chemical Co Ltd			15		42
Sumitomo Heavy Industries Ltd			9		234
Sumitomo Mitsui Financial Grou			225		7,223
Sumitomo Pharma Co Ltd			16		235
Sumitomo Seika Chemicals Co Lt			5		178
Sun* Inc			28		81
Suncor Energy Inc			91		4,059
Super Group Sghc Ltd			7		83
Suzuken Co Ltd/Aichi Japan			10		390
Suzuki Motor Corp			539		8,029
Svedbergs Group Ab			10		77
Swiggy Ltd			62		268
Swissquote Group Holding Sa			1		862
Syensqo Sa			2		167
Symrise Ag			33		2,698
Syncona Ltd			98		125
*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN FOR PUERTO RICO
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 66-0177415 Plan No. 002
December 31, 2025

	Interest	Maturity	Number of	Cost	Current
Identity of issuer	rate	date	shares/units	value**	value
System Support Holdings Inc			9		82
Systena Corp			18		60
Tai Sin Electric Ltd			44		20
Taiheiyo Cement Corp			26		635
Taiho Kogyo Co Ltd			6		31
Taisei Lamick Group Head Quart			1		15
Taiwan Semiconductor Manufactu			1,204		96,717
Taiyo Yuden Co Ltd			3		74
Takashimaya Co Ltd			34		361
Takeuchi Manufacturing Co Ltd			5		223
Takihyo Co Ltd			1		18
Tanabe Engineering Corp			1		17
Taoka Chemical Co Ltd			2		13
Tata Consultancy Services Ltd			34		1,197
Tatton Asset Management Plc			10		92
Taylor Maritime Ltd			12		11
Tecan Group Ag			3		429
Techmatrix Corp			18		265
Technip Energies Nv			2		85
Technipfmc Plc			12		536
Technogym Spa			9		173
Technology One Ltd			5		90
Technoprobe Spa			4		52
Technotrans Se			—		18
Techtronic Industries Co Ltd			364		4,209
Tecsys Inc			3		59
Temairazu Inc			5		89
Temenos Ag			1		102
Tencent Holdings Ltd			570		43,867
Tencent Music Entertainment Gr			67		1,170
Terumo Corp			197		2,858
Tesco Plc			807		4,797
Teva Pharmaceutical Industries			93		2,908
Tgs Asa			65		588
Thales Sa			12		3,346
Thinkific Labs Inc			8		12
Thyssenkrupp Ag			28		306
Tingyi Cayman Islands Holding			129		195
Tk Group Holdings Ltd			81		26
Tkc Corp			1		14
Tkms Ag& Co Kgaa			1		53
Tocalo Co Ltd			1		16
Tokai Carbon Co Ltd			10		65
Tokyo Kiraboshi Financial Grou			9		497
Tokyo Seimitsu Co Ltd			7		519
Tokyo Tatemono Co Ltd			20		451
Tomato Bank Ltd			9		85
*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN FOR PUERTO RICO
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 66-0177415 Plan No. 002
December 31, 2025

	Interest	Maturity	Number of	Cost	Current
Identity of issuer	rate	date	shares/units	value**	value
Tomtom Nv			20		127
Topy Industries Ltd			4		70
Toronto Dominion Bank			53		5,040
Torrent Pharmaceuticals Ltd			6		264
Toshiba Tec Corp			7		115
Tosho Co Ltd			17		84
Totalenergies Se			92		6,019
Toto Ltd			8		220
Totvs Sa			34		264
Towa Bank Ltd/The			8		53
Tower Semiconductor Ltd			3		332
Toyo Kanetsu Kk			3		40
Toyo Suisan Kaisha Ltd			74		5,044
Toyo Tire Corp			22		614
Toyota Boshoku Corp			16		257
Trelleborg Ab			6		265
Trevi - Finanziaria Industrial			161		120
Trinity Industrial Corp			5		41
Trip.Com Group Ltd			71		5,028
Trivago Nv			8		22
Troax Group Ab			9		150
Truly International Holdings Ltd			702		97
Trusco Nakayama Corp			11		163
Trustpilot Group Plc			126		278
Ts Lines Ltd			25		27
Tsutsumi Jewelry Co Ltd			2		39
Tvs Motor Co Ltd			121		1,146
Ubicom Holdings Inc			9		57
Ubisoft Entertainment Sa			33		249
Ubs Group Ag			398		18,556
Ueki Corp			1		13
Ulvac Inc			4		160
Umicore Sa			23		473
Unicaja Banco Sa			223		726
Unilever Plc			127		8,281
Unimicron Technology Corp			150		1,047
Unipres Corp			5		42
United Arrows Ltd			2		28
United Internet Ag			3		101
Unitronics			10		73
Universal Microwave Technology			21		464
Universal Music Group Nv			162		4,237
Uno Minda Ltd			53		756
Uol Group Ltd			79		538
Urbana Corp			6		38
Uss Co Ltd			41		447
Valeo Se			56		771
*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN FOR PUERTO RICO
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 66-0177415 Plan No. 002
December 31, 2025

	Interest	Maturity	Number of	Cost	Current
Identity of issuer	rate	date	shares/units	value**	value
Valmet Oyj			10		319
Valor Holdings Co Ltd			3		60
Valuecommerce Co Ltd			10		43
Valuemax Group Ltd			30		23
Vault Minerals Ltd			64		233
Vector Inc			15		116
Vedant Fashions Ltd			17		110
Ventia Services Group Pty Ltd			49		195
Venture Corp Ltd			9		108
Vicom Ltd			14		18
Victory Giant Technology Huizh			23		932
Viel & Cie Sa			3		66
Viking Line Abp			—		1
Virbac Saca			2		682
Viridien			1		122
Visional Inc			3		193
Vista Energy Sab De Cv			6		283
Vivendi Se			82		229
Voestalpine Ag			16		711
Volvo Car Ab			37		125
Vz Holding Ag			1		233
Wacom Co Ltd			28		144
Wadakohsan Corp			2		22
Warabeya Nichiyo Holdings Co L			2		32
Warehouses De Pauw Cva			9		226
Waste Connections Inc			33		5,836
Watches Of Switzerland Group P			51		326
Wave Life Sciences Ltd			9		157
Weatherford International Plc			9		742
Webuild Spa			49		198
Weichai Power Co Ltd			292		708
Weir Group Plc/The			15		576
Wereldhave Belgium Comm Va			—		19
West African Resources Ltd			48		96
White Mountains Insurance Grou			—		847
Whitehaven Coal Ltd			55		282
Wickes Group Plc			33		104
Wiwynn Corp			17		2,426
Wus Printed Circuit Kunshan Co			116		1,211
Wuxi Apptec Co Ltd			80		1,017
Wuxi Xdc Cayman Inc			117		915
Xenon Pharmaceuticals Inc			1		64
Xiamen Tungsten Co Ltd			47		276
Xin Point Holdings Ltd			215		106
Xps Pensions Group Plc			28		130
Xrf Scientific Ltd			18		24
Yagami Inc			1		18
*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN FOR PUERTO RICO
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 66-0177415 Plan No. 002
December 31, 2025

	Interest	Maturity	Number of	Cost	Current
Identity of issuer	rate	date	shares/units	value**	value
Yamabiko Corp			1		19
Yamada Consulting Group Co Ltd			2		21
Yamagata Bank Ltd/The			9		109
Yamaguchi Financial Group Inc			7		97
Yamaha Corp			6		40
Yamaichi Electronics Co Ltd			2		85
Yangzijiang Financial Holding			1,210		376
Yangzijiang Maritime Development			1,210		583
Yantai Jereh Oilfield Services			31		319
Yaskawa Electric Corp			3		84
Yokowo Co Ltd			19		271
Yoshicon Co Ltd			1		21
Yossix Holdings Co Ltd			3		52
Yougov Plc			56		194
Yue Yuen Industrial Holdings Ltd			96		197
Yunnan Aluminium Co Ltd			109		511
Yutong Bus Co Ltd			188		879
Zacros Corp			7		52
Zalando Se			149		4,432
Zeal Network Se			—		18
Zealand Pharma A/S			5		378
Zenkoku Hosho Co Ltd			10		191
Zepp Health Corp			3		84
Zeria Pharmaceutical Co Ltd			15		205
Zhejiang Dingli Machinery Co Ltd			29		234
Zhongji Innolight Co Ltd			17		1,483
Zijin Mining Group Co Ltd			285		1,308
Zip Co Ltd			50		110
Zozo Inc			289		2,382
Zurich Insurance Group Ag			9		6,999
Total Non-U.S. equities					$1,681,783

Mutual funds and other registered investment companies
Blackrock High Yield-K			35,809		$258,898
Blckrck Cash-Trsry-Inst			1,696,160		1,696,160
Blue Owl Capital Corp			31		389
Dimensional Emrg Mrkts Ii			11,184		246,273
Fidelity Adv Foc Emr Mrk-Z			2,397		101,635
Golub Capital Bdc Inc			26		347
Pgim High Yield-R6			26,609		129,056
Pimco Income Fund-Ins			1,455		15,988
T Rowe Pr Inst Hi Yld-Inst			32,614		259,935
Total mutual funds and other registered investment companies					$2,708,681

*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN FOR PUERTO RICO
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 66-0177415 Plan No. 002
December 31, 2025

	Interest	Maturity	Number of	Cost	Current
Identity of issuer	rate	date	shares/units	value**	value
Synthetic guaranteed investment contracts (GICs):
American General Life Contract No. 25020
Agl Cash A/C: 9053701					$656
Allya 2025-1 A3	3.52%	10/16/2028	962		967
Amxca 2024-1 A	3.71%	4/15/2027	992		1,013
Bank5 2025-5Yr19 A2	4.39%	11/15/2030	3,511		3,575
Bank5 2023-5Yr3 A2	4.43%	7/17/2028	536		558
Bank5 2025-5Yr17 A2	4.36%	8/15/2030	6,496		6,605
Bank 2022-Bnk39 A4	4.54%	1/15/2032	952		871
Bank 2018-Bn10 A5	4.05%	1/18/2028	873		868
Bank 2021-Bn36 A5	4.51%	9/15/2031	635		570
Bank 2019-Bn22 A4	4.38%	10/15/2029	734		698
Bank 2023-Bnk46 A4	4.77%	6/15/2033	635		673
Bank 2024-Bnk48 A5	4.89%	9/15/2034	655		670
Bank 2017-Bnk7 A5	4.13%	9/15/2027	704		697
Carmx 2022-4 A3	3.41%	6/15/2026	992		199
Fnr 2017-81 Ya	3.98%	5/25/2046	5,584		4,621
Fnr 2019-14 Da	4.05%	3/25/2048	24,240		4,656
Fnr 2025-69 E	4.09%	6/26/2051	4,850		4,808
Fnr 2025-71 Ba	4.17%	11/26/2035	4,662		4,401
Fhr 4527 Ga	4.05%	2/15/2044	28,207		4,025
Fhr 4533 Ab	3.97%	9/15/2032	39,682		4,649
Fhr 5083 Va	3.84%	8/16/2038	22,465		3,638
Fhr 5257 Ga	4.18%	3/26/2035	6,774		4,174
Gmalt 2025-3 A3	3.75%	11/22/2027	2,005		2,019
Gnr 2014-5 Lp	3.95%	6/16/2043	54,927		4,016
Gnr 2023-5 Ec	4.36%	8/20/2036	9,799		4,386
Gnr 2022-212 Hk	4.52%	12/22/2031	4,909		4,966
Gnr 2022-174 Ag	4.15%	12/22/2031	7,171		3,911
Mswf 2023-2 A5	4.68%	11/15/2033	793		861
Mbart 2024-1 A3	3.85%	6/15/2027	774		652
Ubscm 2017-C1 A3	4.08%	3/15/2027	1,329		584
T 4 1/8 03/31/31	3.71%	3/31/2031	2,023		2,081
T 4 1/2 05/31/29	3.55%	5/31/2029	119		123
T 4 1/8 11/30/29	3.60%	11/30/2029	456		466
T 4 3/8 12/31/29	3.60%	12/31/2029	1,131		1,162
T 3 7/8 04/30/30	3.63%	4/30/2030	377		383
T 3 7/8 06/15/28	3.35%	6/15/2028	456		461
T 4 06/30/32	3.84%	6/30/2032	5,276		5,314
T 3 7/8 06/30/30	3.64%	7/1/2030	24,335		24,539
T 3 7/8 08/31/32	3.87%	8/31/2032	672		680
Vwalt 2025-B A3	3.71%	12/20/2027	3,809		3,828
Wfcit 2024-A2 A	3.70%	10/15/2027	3,025		3,060
Wfcm 2024-C63 A5	4.74%	8/15/2034	714		743
Total American General Life Contract No. 25020					$117,827
*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN FOR PUERTO RICO
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 66-0177415 Plan No. 002
December 31, 2025

	Interest	Maturity	Number of	Cost	Current
Identity of issuer	rate	date	shares/units	value**	value

American General Life Contract No. 725840, Royal Bank of Canada STANDISHCITIGROUP01
Glencore Funding Llc Sr Unsec 144A	5.37%	4/4/2029	298		$307
Royal Caribbean Cruises Sr Unsec 144A	5.62%	9/30/2031	159		163
Glencore Funding Llc Sr Unsec 144A	5.19%	4/1/2030	298		307
Bayer Us Finance Ii Llc Sr Unsec 144A	4.38%	12/15/2028	793		795
Oncor Electric Delivery Sr Sec 144A	5.35%	4/1/2035	99		102
Prologis Targeted Us Sr Unsec 144A	5.25%	4/1/2029	397		410
Beignet Investor Llc Sec 144A	6.58%	5/30/2049	3,769		3,997
Equitable Financial Life Sec 144A	1.80%	3/8/2028	1,389		1,324
Mars Inc Sr Unsec 144A Smr	5.20%	3/1/2035	60		61
Mars Inc Sr Unsec 144A Smr	5.00%	3/1/2032	436		451
Royal Caribbean Cruises Sr Unsec 144A	6.00%	2/1/2033	159		163
Cheniere Energy Partners Sr Unsec 144A	5.55%	10/30/2035	119		122
T-Mobile Usa Inc Sr Unsec	5.15%	4/15/2034	60		61
Abbvie Inc Sr Unsec	4.80%	3/15/2029	298		305
At&T Inc Sr Unsec	4.10%	2/15/2028	496		496
Constellation Brands Inc Sr Unsec	4.35%	5/9/2027	159		159
Energy Transfer Operatng Sr Unsec	3.75%	5/15/2030	496		483
Home Depot Inc Sr Unsec	3.90%	12/6/2028	456		458
Transcont Gas Pipe Line Sr Unsec	3.25%	5/15/2030	555		533
Emory University Unsec	2.14%	9/1/2030	2,579		2,364
T-Mobile Usa Inc	3.75%	4/15/2027	198		198
Southern Calif Gas Co Sr Unsec	2.95%	4/15/2027	2,380		2,356
Sutter Health Unsec	3.69%	8/15/2028	2,380		2,368
Upmc Sec	5.04%	5/15/2033	1,686		1,725
Cigna Corp Sr Unsec Smr	4.38%	10/15/2028	99		100
Boeing Co Sr Unsec	5.15%	5/1/2030	79		82
Williams Partners Lp Sr Unsec	3.75%	6/15/2027	397		396
Seattle Children Hosp Unsec	1.21%	10/1/2027	1,785		1,698
Micron Technology Inc Sr Unsec	5.88%	2/9/2033	139		148
Boeing Co/The Sr Unsec	6.53%	5/1/2034	159		176
Coterra Energy Inc Sr Unsec	3.90%	5/15/2027	674		673
Anthem Inc Sr Unsec	4.10%	5/15/2032	119		116
Eli Lilly & Co Sr Unsec	4.70%	2/9/2034	476		484
T-Mobile Usa Inc	3.88%	4/15/2030	238		234
Andrew W Mellon Foundati Unsec	0.95%	8/1/2027	2,380		2,276
Coterra Energy Inc Sr Unsec	4.38%	3/15/2029	159		159
Eli Lilly & Co Sr Unsec	4.20%	8/14/2029	79		80
Dell Int Llc / Emc Corp	4.90%	10/1/2026	595		598
Devon Energy Corporation Sr Unsec Smr	5.20%	9/15/2034	60		59
At&T Inc Sr Unsec	2.30%	6/1/2027	159		155
Pres & Fellows Of Harvar Unsec	4.89%	3/15/2030	793		820
Cvs Health Corp Sr Unsec Smr	4.30%	3/25/2028	337		338
Gilead Sciences Inc Sr Unsec Smr	1.65%	10/1/2030	258		232
*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN FOR PUERTO RICO
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 66-0177415 Plan No. 002
December 31, 2025

	Interest	Maturity	Number of	Cost	Current
Identity of issuer	rate	date	shares/units	value**	value
Mcdonald's Corp Sr Unsec	3.60%	7/1/2030	258		254
Synopsys Inc Sr Unsec Smr	4.85%	4/1/2030	159		163
Trustees Princeton Univ Sr Unsec	4.65%	7/1/2030	397		407
Rtx Corp	3.12%	5/4/2027	179		177
Diamondback Energy Inc Sr Unsec	3.25%	12/1/2026	278		276
Diamondback Energy Inc Sr Unsec	3.50%	12/1/2029	317		309
Cvs Health Corp Sr Unsec	3.62%	4/1/2027	516		514
Cvs Health Corp Sr Unsec	3.75%	4/1/2030	60		58
Philip Morris Intl Inc Sr Unsec	5.25%	2/13/2034	60		62
Energy Transfer Operatng Sr Unsec	4.95%	6/15/2028	476		484
Synopsys Inc Sr Unsec Smr	4.65%	4/1/2028	278		282
Advent Health System	2.95%	3/1/2029	1,190		1,132
Diamondback Energy Inc Sr Unsec	3.12%	3/24/2031	79		74
Eli Lilly & Co Sr Unsec	4.50%	2/9/2029	337		344
T-Mobile Usa Inc	2.55%	2/15/2031	774		707
Abbvie Inc Smr	3.20%	11/21/2029	496		481
Nvr Inc Sr Unsec	3.00%	5/15/2030	1,587		1,504
Anthem Inc Sr Unsec	2.55%	3/15/2031	793		726
Aercap Ireland Cap/Globa	1.75%	1/30/2026	793		792
Philip Morris Intl Inc Sr Unsec	2.10%	5/1/2030	595		546
Carmx 2022-4 A3	5.34%	8/16/2027	198		199
Dcent 2023-A2 A	4.93%	6/15/2028	992		997
Bacct 2023-A2 A2	4.98%	11/15/2028	992		1,002
Allya 2024-2 A3	4.14%	7/16/2029	808		810
Fnma Pass Thru 20Yr #Al6938	5.50%	4/1/2030	1		1
Fhlmc Gold 30Yr Gnt #G0-8693	3.50%	3/1/2046	41		39
Fnma Pass Thru 20Yr #Ma4473	1.50%	11/1/2041	144		122
Gnma Ii Multpl Sgl 30Yr #Ma8879M	5.50%	5/20/2053	434		441
Fnma Pass Thru 30Yr #Sd8516	6.00%	3/1/2055	2,829		2,907
Fnma Pass Thru 30Yr #849299	5.50%	1/1/2036	143		149
Fnma Pass Thru 30Yr #995759	5.50%	11/1/2038	309		322
Gnma Ii Multpl Sgl 30Yr #Ma7137M	3.00%	1/20/2051	1,123		1,017
Fnma Pass Thru 30Yr #808040	5.50%	2/1/2035	206		216
Fnma Pass Thru 30Yr #Sd7555	3.00%	8/1/2052	1,025		926
Gnma Ii Multpl Sgl 30Yr #Ma7988M	3.00%	4/20/2052	5,897		5,320
Fnma Pass Thru 30Yr #865433	5.50%	2/1/2036	10		11
Gnma Ii Multpl Sgl 30Yr #787236C	6.50%	1/20/2054	222		231
Fnma Pass Thru 30Yr #Au5386	3.00%	6/1/2043	2,603		2,411
Gnma Ii Multpl Sgl 30Yr #Ma8723M	4.00%	3/20/2053	632		604
Fnma Pass Thru 30Yr #Ad0963	5.50%	9/1/2038	47		50
Fnma Pass Thru 30Yr #Fm9464	3.00%	11/1/2051	640		579
Fnma Pass Thru 30Yr #Sd4169	6.50%	10/1/2053	710		748
Fhlmc Gold 30Yr Gnt #G6-1040	3.50%	6/1/2047	2,803		2,657
Fnma Pass Thru 20Yr #Ma4202	1.50%	12/1/2040	1,602		1,374
Fnma Pass Thru 15Yr #Fm3869	3.00%	6/1/2035	159		154
Gnma Ii Multpl Sgl 30Yr #Ma8725M	5.00%	3/20/2053	1,373		1,376
Gnma Ii Multpl Sgl 30Yr #787228C	6.00%	1/20/2054	1,628		1,691
*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN FOR PUERTO RICO
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 66-0177415 Plan No. 002
December 31, 2025

	Interest	Maturity	Number of	Cost	Current
Identity of issuer	rate	date	shares/units	value**	value
Fnma Pass Thru 20Yr #Ma4643	3.00%	5/1/2042	1,443		1,345
Fnma Pass Thru 30Yr #Al7579	5.50%	2/1/2042	108		113
Fnma Pass Thru 30Yr #Bv8534	3.00%	5/1/2052	5,001		4,459
Fnma Pass Thru 30Yr #Sd2410	6.00%	2/1/2053	970		1,009
Fnma Pass Thru 30Yr #Qf0152	4.50%	9/1/2052	2,093		2,050
Fnma Pass Thru 30Yr #Cb8226	6.50%	3/1/2054	126		132
Fhlmc Gold 30Yr Gnt #G0-8687	3.50%	1/1/2046	918		872
Fnma P-T Dus #Bl6406	1.63%	5/1/2027	595		578
Fnma Pass Thru 30Yr #Sl0589	5.00%	2/1/2055	552		556
Fnma Tba 4.5% Feb 30Yr	4.50%	2/12/2056	4,562		4,456
Fnma Pass Thru 30Yr #756202	5.50%	12/1/2033	13		14
Gnma Ii Multpl Sgl 30Yr #Ma4720M	4.00%	9/20/2047	1,605		1,547
Gnma Ii Multpl Sgl 30Yr #Ma8268M	4.50%	9/20/2052	1,657		1,630
Fnma Pass Thru 30Yr #817640	5.50%	11/1/2035	219		227
Fnma Pass Thru 30Yr #Sd8455	6.50%	8/1/2054	1,782		1,851
Gnma Ii Multpl Sgl 30Yr #Ma8199M	3.50%	8/20/2052	2,533		2,326
Fnma Pass Thru 30Yr #Fm8648	3.00%	9/1/2051	127		114
Fnma Pass Thru 30Yr #Dc3239	5.50%	9/1/2054	176		180
Fnma Pass Thru 30Yr #Ma5552	5.00%	12/1/2054	4,086		4,082
Fnma Pass Thru 30Yr #Zt1857	4.50%	3/1/2049	1,914		1,905
Fnma Pass Thru 30Yr #940765	5.50%	6/1/2037	62		65
Gnma Ii Multpl Sgl 30Yr #Ma8726M	5.50%	3/20/2053	403		411
Fnma Pass Thru 30Yr #Qe1719	4.00%	5/1/2052	1,921		1,832
Fnma Pass Thru 30Yr #Sd8265	4.00%	11/1/2052	21,917		20,947
Fnma Pass Thru 30Yr #As0924	5.00%	11/1/2043	1,105		1,127
Fnma Pass Thru 30Yr #Fm3241	3.00%	3/1/2050	2,511		2,266
Fnma Pass Thru 30Yr #Ma5702	6.50%	5/1/2055	811		842
Fnma Pass Thru 30Yr #Sd3838	6.00%	10/1/2053	794		827
Fnma Pass Thru 30Yr #Ma5027	4.00%	5/1/2053	5,203		4,967
Fnma Pass Thru 30Yr #Bv2616	3.00%	7/1/2052	10,460		9,288
Fnma Pass Thru 30Yr #Sl0655	6.00%	3/1/2055	523		540
Gnma Ii Multpl Sgl 30Yr #Ma7650M	3.00%	10/20/2051	1,221		1,101
Fnma Pass Thru 30Yr #357908	5.50%	7/1/2035	16		16
Gnma Ii Multpl Sgl 30Yr #Ma4587M	4.00%	7/20/2047	729		705
Fhlmc Gold 30Yr #Q3-7305	3.00%	11/1/2045	1,725		1,579
Gnma Ii Multpl Sgl 30Yr #786843C	3.00%	3/20/2052	152		137
Fnma Pass Thru 30Yr #Bx8833	5.00%	3/1/2053	2,247		2,263
Fnma Pass Thru 30Yr #Sd3553	6.00%	7/1/2053	390		402
Fnma Pass Thru 30Yr #Qf4704	5.50%	11/1/2052	1,671		1,703
Fnma Pass Thru 30Yr #831356	5.50%	3/1/2036	109		115
Fnma Pass Thru 20Yr #Ma4620	3.50%	4/1/2042	224		217
Fnma Pass Thru 30Yr #Sd3663	5.50%	8/1/2053	1,530		1,566
Fnma Pass Thru 30Yr #Sd8507	6.00%	2/1/2055	637		653
Fnma Pass Thru 30Yr #889561	5.50%	6/1/2038	127		133
Florida Power & Light 1St Mtg	2.45%	2/3/2032	1,190		1,076
Interstate Power & Light	4.10%	9/26/2028	397		397
Oneok Inc Sr Unsec Smr	5.80%	11/1/2030	99		105
*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN FOR PUERTO RICO
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 66-0177415 Plan No. 002
December 31, 2025

	Interest	Maturity	Number of	Cost	Current
Identity of issuer	rate	date	shares/units	value**	value
System Energy Resources 1St Mtge	5.30%	12/15/2034	595		603
American Electric Power Sr Unsec	5.62%	3/1/2033	1,587		1,670
Pacific Gas & Electric 1St Mtge	5.55%	5/15/2029	258		266
Constellation En Gen Llc Sr Unsec	5.60%	3/1/2028	992		1,024
Nstar Electric Co Sr Unsec	5.60%	10/1/2028	793		818
Firstenergy Corp Sr Unsec	4.15%	7/15/2027	357		356
Oneok Inc Sr Unsec Smr	5.65%	11/1/2028	436		454
Midamerican Energy Co Sec	3.65%	4/15/2029	179		176
National Rural Util Coop Sr Unsec	4.80%	3/15/2028	595		606
Consumers Energy Co 1St Mortgage	4.90%	2/15/2029	595		612
Oneok Inc Sr Unsec Smr	5.55%	11/1/2026	179		180
Avangrid Inc Sr Unsec	3.80%	6/1/2029	1,190		1,176
Southern Cal Edison 1St Mtge	5.65%	10/1/2028	595		617
Pacific Gas & Electric	3.00%	6/15/2028	793		770
U S Treasury Note	3.88%	5/31/2027	298		299
U S Treasury Note	4.00%	2/28/2030	198		201
U S Treasury Note	4.62%	9/30/2030	417		433
U S Treasury Note	4.38%	12/31/2029	99		102
U S Treasury Note	3.88%	6/30/2030	50,979		51,410
U S Treasury Note	4.12%	3/31/2029	7,617		7,748
U S Treasury Note	4.62%	4/30/2029	1,448		1,495
Cash Collateral Fut Rdr Usd	3.44%	12/31/2060	801		801
Cash Collateral Cme Rdr Usd	3.44%	12/31/2060	220		220
Cash Collateral Lch Rdr Usd	3.44%	12/31/2060	492		492
Fl St Brd Admin Fin-A	5.53%	7/1/2034	595		626
La Local Govt Envrn-A	4.28%	2/1/2036	1,785		1,772
Sales Tax Securitiztn	2.96%	1/1/2032	1,984		1,843
La Local Govt Envrn-A	4.14%	2/1/2033	595		596
Tx Natural Gas Secz	5.10%	4/1/2035	1,495		1,535
Nyc Transtnl Fin-C3	3.50%	11/1/2032	3,471		3,278
Denver Schs-B-Ref-Txb	4.24%	12/15/2037	1,389		1,345
Tx St Transn-1St Tier	5.18%	4/1/2030	1,190		1,219
Fnma Pass Thru 20Yr #Ad0912	5.50%	4/1/2029	37		38
Fnma Pass Thru 20Yr #888843	5.50%	3/1/2027	1		1
Fnma Pass Thru 20Yr #Ae0787	5.50%	5/1/2028	5		6
Fh Arm 1Q1534 H15T1Y+223.141 10.298	6.38%	6/1/2037	252		261
Fnma Pass Thru 15Yr #Al2222	3.00%	8/1/2027	24		24
Fnma Pass Thru 20Yr #257047	5.50%	1/1/2028	9		9
Fn 793029 Rfucct6M+159.2Bp 10.869	6.08%	7/1/2034	105		108
Deutsche Bank Ny Sofr	3.04%	5/28/2032	1,984		1,824
Smith & Nephew Plc Sr Unsec	5.40%	3/20/2034	397		412
Sumitomo Mitsui Finl Grp Sr Unsec	2.13%	7/8/2030	1,587		1,448
Bpce Sa Sr Non Pref 144A Sofr	6.61%	10/19/2027	793		808
Ubs Group Ag Sr Unsec 144A	3.87%	1/12/2029	1,091		1,085
Santander Uk Group Hldgs Sr Unsec Sofr	2.90%	3/15/2032	1,984		1,825
Brookfield Finance Inc Sr Unsec	4.35%	4/15/2030	1,587		1,595
Nomura Holdings Inc Sr Unsec	3.10%	1/16/2030	1,587		1,511
*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN FOR PUERTO RICO
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 66-0177415 Plan No. 002
December 31, 2025

		Interest	Maturity	Number of	Cost	Current
	Identity of issuer	rate	date	shares/units	value**	value
	Ubs Group Ag Sr Unsec 144A Sofr	4.19%	4/1/2031	1,984		1,968
	Aercap Ireland Cap/Globa Sr Unsec Smr	3.00%	10/29/2028	298		289
	Lloyds Banking Group Plc Sr Unsec	4.55%	8/16/2028	595		603
	Banco Santander Sa Sr-Non-Preferred	4.17%	3/24/2028	397		397
	Ing Groep Nv Sr Unsec	4.05%	4/9/2029	992		989
	Bnp Paribas Sr Non-Prefer 144A Sofr	3.05%	1/13/2031	1,488		1,410
	Barclays Plc Sr Unsec Sofr	5.69%	3/12/2030	1,984		2,066
	Olympus Corp Sr Unsec 144A	2.14%	12/8/2026	1,984		1,947
	U S Treasury Note	4.12%	6/15/2026	5,554		5,571
	U S Treasury Note	4.50%	3/31/2026	49,789		49,897
	U S Treasury Note	4.12%	10/31/2026	7,935		7,969
	Rga Global Funding Sec 144A	2.00%	11/30/2026	1,984		1,949
	Wells Fargo & Company Sr Unsec Tsfr3M	2.88%	10/30/2030	2,103		2,002
	Wells Fargo & Company Sr Unsec Sofr	5.50%	1/23/2035	1,488		1,556
	Goldman Sachs Group Inc Sr Unsec	3.85%	1/26/2027	1,785		1,785
	Jpmorgan Chase & Co Sr Unsec Tsfr3M	2.58%	4/22/2032	119		109
	Aon North America Inc Sr Unsec Smr	5.15%	3/1/2029	337		347
	Morgan Stanley Sr Unsec Sofr	3.59%	7/22/2028	655		651
	Lazard Group Llc Sr Unsec	6.00%	3/15/2031	992		1,053
	Intercontinentalexchange Sr Unsec	4.60%	3/15/2033	79		80
	American Homes 4 Rent Sr Unsec	4.25%	2/15/2028	992		995
	Morgan Stanley Sr Unsec Sofr	5.32%	7/19/2035	2,678		2,764
	Charles Schwab Corp Sr Unsec	2.30%	5/13/2031	655		593
	Bank Of America Corp Sr Unsec Sofr	2.59%	4/29/2031	4,523		4,219
	Jpmorgan Chase & Co Sr Unsec Tsfr3M	4.00%	4/23/2029	4,959		4,957
	Fin Fut Us 5Yr Cbt 03/31/26	6.00%	4/1/2026	28,167		30,789
	Fin Fut Us Ultra 10Yr Cbt 03/20/26	6.00%	3/21/2026	8,133		9,354
	Fin Fut Us 2Yr Cbt 03/31/26	6.00%	4/1/2026	50,781		53,012
	Fin Fut Us 30Yr Cbt 03/20/26	6.00%	3/21/2026	(1,389)		(1,605)
	Fin Fut Us Ultra 30Yr Cbt 03/20/26	6.00%	3/21/2026	(3,372)		(3,979)
	Fin Fut Us 10Yr Cbt 03/20/26	6.00%	3/21/2026	(3,769)		(4,238)
	Rfr Usd Sofr/3.30000 12/02/24-4Y* Cme	3.30%	2/28/2029	(1,587)		2
	Rfr Usd Sofr/3.37500 03/31/26-4Y* Lch	3.38%	5/31/2030	(4,121)		2
	Rfr Usd Sofr/3.75000 09/02/25-7Y* Lch	3.75%	5/15/2032	(5,209)		(62)
	Rfr Usd Sofr/3.00000 02/12/25-30Y Lch	3.00%	2/12/2055	(1,190)		234
	Rfr Usd Sofr/3.29000 03/31/26-4Y* Lch	3.29%	5/31/2030	(3,120)		12
	Rfr Usd Sofr/3.43091 09/03/24-7Y* Lch	3.43%	4/30/2031	(397)		1
	Rfr Usd Sofr/3.51453 09/03/24-4Y* Lch	3.51%	11/30/2028	(793)		(4)
	Rfr Usd Sofr/3.32826 09/03/24-7Y* Cme	3.33%	4/30/2031	(198)		2
	Rfr Usd Sofr/3.30000 12/02/24-7Y* Cme	3.30%	6/30/2031	(595)		5
	Rfr Usd Sofr/3.51042 09/03/24-4Y* Lch	3.51%	11/30/2028	(595)		(3)
	Natwest Group Plc Sr Unsec	5.85%	3/2/2027	1,389		1,393
	Morgan Stanley Sr Unsec	3.62%	1/20/2027	1,131		1,128
	Bank Of America Corp Sr Unsec Sofr	1.66%	3/11/2027	992		987
*	Collective U.S. Gov't STIF 15	3.64%	12/1/2030	475		475
	Vm Cash Fut Dom Rdr Usd	3.44%	12/31/2060	262		262
*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN FOR PUERTO RICO
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 66-0177415 Plan No. 002
December 31, 2025

	Interest	Maturity	Number of	Cost	Current
Identity of issuer	rate	date	shares/units	value**	value
Vm Cash Ccp Cme Rdr Usd	3.44%	12/31/2060	36		36
Vm Cash Ccp Lch Rdr Usd	3.44%	12/31/2060	36		36
U S Treasury Inflate Prot Bd	2.12%	1/15/2035	3,274		3,338
Fin Fut Sofr 90Day Cme (Wht) 03/17/26	—%	3/18/2026	13,389		12,896
Wells Fargo & Company Sr Unsec Tsfr3M	3.58%	5/22/2028	992		986
U S Treasury Repo	3.93%	1/2/2026	10,513		10,513
Uninvested Cash Plus Receivables					2,279
Net Unsettled Trades					(4,391)
Net Futures Held					(96,228)
Centrally Cleared Swaps (Due To) / Due From Broker					(250)
Total American General Life Contract No 725840, Royal Bank of Canada STANDISHCITIGROUP01					$357,750

American United Life Ins Co S00020
Aepwv 2013-1 A2	3.83%	8/1/2028	2,480		$1,405
Bbcms 2022-C18 A2	4.19%	11/15/2027	1,855		1,661
Bank5 2024-5Yr7 A3	4.26%	6/15/2029	1,984		2,081
Bank 2023-Bnk45 A2	4.29%	1/18/2028	826		576
Bmark 2024-V9 A3	4.30%	8/15/2029	1,492		1,558
Cd 2016-Cd2 A3	3.42%	10/13/2026	1,686		1,590
Dbjpm 2017-C6 A4	4.27%	5/10/2027	1,984		1,478
Dtrt 2023-1 A3	4.04%	7/15/2026	1,988		654
Fnr 2016-37 Bk	4.01%	12/27/2032	9,908		1,333
Fnr 2017-104 Pa	3.95%	8/26/2030	12,298		1,097
Fnr 2022-29 Nq	4.63%	8/25/2026	2,975		412
Fnr 2022-54 Da	4.83%	8/26/2030	2,083		885
Fhr 3919 Ay	3.99%	9/15/2031	2,410		658
Fhr 4571 Ca	4.10%	8/15/2028	8,133		611
Fhr 5057 Ab	4.62%	9/27/2032	5,316		2,221
Fhr 4888 Cb	3.98%	3/15/2030	10,910		1,155
Fhr 5009 Gd	4.09%	11/26/2029	3,769		828
Fhr 5254 A	4.70%	10/25/2030	2,956		1,216
Fhr 5263 Ea	4.24%	9/25/2029	2,450		1,325
Fnr 2011-36 Qb	3.99%	10/25/2030	5,455		1,094
Gmcar 2025-1 A3	3.67%	12/16/2027	395		400
Gnr 2020-74 Dc	3.71%	2/22/2028	7,935		832
Gnr 2021-78 D	4.13%	2/22/2033	4,166		1,682
Gnr 2022-85 Ka	3.87%	11/20/2026	3,174		601
Gnr 2022-107 A	4.20%	1/20/2026	2,876		54
Jdot 2022-B A3	3.95%	3/16/2026	1,018		115
Jdot 2023-A A3	3.81%	10/15/2026	809		314
Mbart 2022-1 A3	3.57%	6/15/2026	1,504		270
Mbart 2025-1 A3	3.76%	3/15/2028	472		480
Narot 2022-B A3	3.80%	6/15/2026	1,801		376
Pcg 4.838 06/01/33	4.28%	6/1/2033	1,904		1,688
*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN FOR PUERTO RICO
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 66-0177415 Plan No. 002
December 31, 2025

	Interest	Maturity	Number of	Cost	Current
Identity of issuer	rate	date	shares/units	value**	value
Woart 2022-B A3	3.99%	2/17/2026	651		28
Woart 2022-C A3	3.87%	5/15/2026	1,279		227
Total American United Life Ins Co S00020					$30,905

Prudential GA 62194
Pru Core Intermediate Bond Fund - Class 1			27,419		$338,192
Total Prudential GA 62194					$338,192

Reinsurance Group of America Contract No. RGA00084
Net receivable			112		$112
US Dollar	4.83%		3,019		3,019
Burlington Northern Santa Fe LLC 3.442 06/16/2028	3.44%	6/16/2028	599		588
Wells Fargo & Co. 4.30 07/22/2027	4.30%	7/22/2027	496		507
BNP Paribas SA 4.375 05/12/2026	4.38%	5/12/2026	397		399
Fannie Mae 4.50 08/01/2040	4.50%	8/1/2040	1,363		1,378
Fannie Mae 3.50 02/01/2037	3.50%	2/1/2037	2,884		2,804
Barclays PLC 4.836 05/09/2028	4.84%	5/9/2028	1,636		1,662
Fannie Mae 6.235 07/01/2047	6.24%	7/1/2047	393		411
Freddie Mac Gold 4.50 09/01/2044	4.50%	9/1/2044	2,975		2,992
Fannie Mae 6.235 07/01/2047	6.24%	7/1/2047	382		399
Fannie Mae 4.50 01/01/2043	4.50%	1/1/2043	2,928		2,949
Freddie Mac 6.37 05/01/2047	6.37%	5/1/2047	42		44
Freddie Mac Gold 4.50 07/01/2045	4.50%	7/1/2045	2,070		2,093
Fannie Mae 4.50 06/01/2047	4.50%	6/1/2047	2,418		2,410
Fannie Mae 6.276 06/01/2047	6.28%	6/1/2047	228		239
Freddie Mac 6.38 07/01/2047	6.38%	7/1/2047	16		16
Bank of America Corp. 3.593 07/21/2028	3.59%	7/21/2028	793		801
Freddie Mac Gold 4.50 04/01/2047	4.50%	4/1/2047	1,458		1,455
Fannie Mae 6.351 10/01/2047	6.35%	10/1/2047	210		220
Charter Communications, Inc. 4.20 03/15/2028	4.20%	3/15/2028	3,223		3,247
Freddie Mac Gold 4.50 10/01/2047	4.50%	10/1/2047	348		347
Freddie Mac Gold 4.00 11/01/2045	4.00%	11/1/2045	279		269
CVS Health Corp. 4.30 03/25/2028	4.30%	3/25/2028	1,623		1,647
Freddie Mac 6.39 06/01/2048	6.39%	6/1/2048	121		126
Bank of America Corp. 3.419 12/20/2028	3.42%	12/20/2028	1,141		1,127
Bayer AG 4.375 12/15/2028	4.38%	12/15/2028	1,835		1,840
Charter Communications, Inc. 5.05 03/30/2029	5.05%	3/30/2029	496		508
Fannie Mae 5.00 02/01/2049	5.00%	2/1/2049	160		163
Fannie Mae 5.00 03/01/2049	5.00%	3/1/2049	570		580
Fannie Mae 5.00 12/01/2048	5.00%	12/1/2048	673		686
Bank of America Corp. 3.559 04/23/2027	3.56%	4/23/2027	1,041		1,046
Imperial Brands PLC 3.875 07/26/2029	3.88%	7/26/2029	694		692
The Cigna Group 4.375 10/15/2028	4.38%	10/15/2028	1,488		1,515
Wells Fargo & Co. 2.879 10/30/2030	2.88%	10/30/2030	496		474
Fannie Mae 3.326 10/01/2049	3.32%	10/1/2049	1,001		1,029
*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN FOR PUERTO RICO
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 66-0177415 Plan No. 002
December 31, 2025

	Interest	Maturity	Number of	Cost	Current
Identity of issuer	rate	date	shares/units	value**	value
Dow, Inc. 4.80 11/30/2028	4.80%	11/30/2028	893		909
Prosus NV 3.68 01/21/2030	3.68%	1/21/2030	1,339		1,307
Wells Fargo & Co. 2.572 02/11/2031	2.57%	2/11/2031	893		843
JPMorgan Chase & Co. 4.493 03/24/2031	4.49%	3/24/2031	2,331		2,379
Wells Fargo & Co. 4.478 04/04/2031	4.48%	4/4/2031	3,323		3,380
CVS Health Corp. 3.75 04/01/2030	3.75%	4/1/2030	793		782
Oracle Corp. 2.95 04/01/2030	2.95%	4/1/2030	1,934		1,800
Dominion Energy, Inc. 3.375 04/01/2030	3.38%	4/1/2030	2,281		2,220
The Southern Co. 3.70 04/30/2030	3.70%	4/30/2030	1,736		1,705
JPMorgan Chase & Co. 2.522 04/22/2031	2.52%	4/22/2031	1,240		1,161
Philip Morris International, Inc. 2.10 05/01/2030	2.10%	5/1/2030	3,620		3,329
Boston Properties, Inc. 3.25 01/30/2031	3.25%	1/30/2031	744		708
JPMorgan Chase & Co. 2.956 05/13/2031	2.96%	5/13/2031	1,289		1,222
AT&T, Inc. 2.75 06/01/2031	2.75%	6/1/2031	2,727		2,511
HSBC Holdings PLC 2.848 06/04/2031	2.85%	6/4/2031	1,984		1,858
Freddie Mac Pool 2.50 07/01/2050	2.50%	7/1/2050	5,658		4,886
Fannie Mae 2.50 08/01/2050	2.50%	8/1/2050	6,392		5,529
NatWest Group PLC 3.032 11/28/2035	3.03%	11/28/2035	595		549
British American Tobacco PLC 2.726 03/25/2031	2.73%	3/25/2031	2,579		2,396
British American Tobacco PLC 2.259 03/25/2028	2.26%	3/25/2028	446		432
Barclays PLC 3.564 09/23/2035	3.56%	9/23/2035	446		425
State Street Corp. 3.152 03/30/2031	3.15%	3/30/2031	3,521		3,420
Fannie Mae 2.50 09/01/2040	2.50%	9/1/2040	12,576		11,396
Freddie Mac Pool 2.50 10/01/2040	2.50%	10/1/2040	1,332		1,207
AbbVie, Inc. 3.20 11/21/2029	3.20%	11/21/2029	1,636		1,593
Mexico Government International 2.659 05/24/2031	2.66%	5/24/2031	2,033		1,815
The Williams Co., Inc. 3.25 05/15/2030	3.25%	5/15/2030	1,884		1,813
Freddie Mac Pool 2.50 10/01/2040	2.50%	10/1/2040	3,771		3,409
Freddie Mac Pool 2.50 11/01/2050	2.50%	11/1/2050	2,583		2,234
Freddie Mac Pool 2.50 08/01/2040	2.50%	8/1/2040	4,428		4,021
Fannie Mae 2.50 01/01/2041	2.50%	1/1/2041	2,607		2,351
T-Mobile U.S., Inc. 2.55 02/15/2031	2.55%	2/15/2031	2,579		2,381
NextEra Energy, Inc. 1.90 06/15/2028	1.90%	6/15/2028	2,579		2,459
Prosus NV 3.061 07/13/2031	3.06%	7/13/2031	545		504
Freddie Mac Pool 2.50 07/01/2041	2.50%	7/1/2041	4,965		4,492
Fannie Mae 2.50 12/01/2051	2.50%	12/1/2051	5,347		4,597
The Goldman Sachs Group, Inc. 3.615 03/15/2028	3.62%	3/15/2028	2,926		2,941
Charter Communications, Inc. 4.40 04/01/2033	4.40%	4/1/2033	545		520
British American Tobacco PLC 4.742 03/16/2032	4.74%	3/16/2032	1,389		1,420
Verizon Communications, Inc. 2.355 03/15/2032	2.36%	3/15/2032	2,134		1,896
Capital One Financial Corp. 5.268 05/10/2033	5.27%	5/10/2033	545		564
HSBC Holdings PLC 4.755 06/09/2028	4.76%	6/9/2028	992		1,003
Fannie Mae 3.50 04/01/2052	3.50%	4/1/2052	1,729		1,612
*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN FOR PUERTO RICO
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 66-0177415 Plan No. 002
December 31, 2025

	Interest	Maturity	Number of	Cost	Current
Identity of issuer	rate	date	shares/units	value**	value
Fannie Mae 3.50 07/01/2052	3.50%	7/1/2052	5,887		5,507
Kinder Morgan, Inc. 4.80 02/01/2033	4.80%	2/1/2033	1,240		1,267
Fannie Mae 2.537 06/01/2052	2.54%	6/1/2052	4,074		3,795
Freddie Mac 4.207 09/01/2052	4.21%	9/1/2052	14,263		14,253
Freddie Mac 3.339 07/01/2052	3.34%	7/1/2052	7,510		7,349
T-Mobile U.S., Inc. 5.20 01/15/2033	5.20%	1/15/2033	1,636		1,728
The Southern Co. 5.70 10/15/2032	5.70%	10/15/2032	2,331		2,495
Boston Properties, Inc. 6.75 12/01/2027	6.75%	12/1/2027	2,281		2,399
Bank of America Corp. 6.204 11/10/2028	6.20%	11/10/2028	1,984		2,079
Ford Credit Auto Owner Trust 5.27 05/17/2027	5.27%	5/17/2027	346		348
Exelon Corp. 3.35 03/15/2032	3.35%	3/15/2032	2,182		2,063
Freddie Mac Pool 3.50 08/01/2052	3.50%	8/1/2052	738		688
Freddie Mac 4.641 01/01/2053	4.64%	1/1/2053	1,510		1,531
UBS Group AG 5.711 01/12/2027	5.71%	1/12/2027	645		662
Freddie Mac 3.949 01/01/2053	3.95%	1/1/2053	4,283		4,244
Fannie Mae 3.50 05/01/2052	3.50%	5/1/2052	4,312		4,009
Capital One Financial Corp. 5.817 02/01/2034	5.82%	2/1/2034	446		478
Fannie Mae 3.50 04/01/2052	3.50%	4/1/2052	2,220		2,070
Texas Natural Gas Securitization Finance Corp. 5.102 04/01/2035	5.10%	4/1/2035	2,657		2,762
Freddie Mac Pool 3.50 06/01/2052	3.50%	6/1/2052	2,778		2,583
Ford Motor Credit Co. LLC 6.80 05/12/2028	6.80%	5/12/2028	496		522
The Charles Schwab Corp. 5.643 05/19/2029	5.64%	5/19/2029	1,438		1,502
The Charles Schwab Corp. 5.853 05/19/2034	5.85%	5/19/2034	694		748
Capital One Financial Corp. 6.377 06/08/2034	6.38%	6/8/2034	545		592
Capital One Financial Corp. 6.312 06/08/2029	6.31%	6/8/2029	694		731
Fannie Mae 3.00 11/01/2040	3.00%	11/25/2040	1,890		1,787
Freddie Mac 4.573 08/01/2053	4.57%	8/1/2053	3,919		3,922
Ford Motor Credit Co. LLC 6.798 11/07/2028	6.80%	11/7/2028	1,141		1,208
The Charles Schwab Corp. 6.196 11/17/2029	6.20%	11/17/2029	545		581
U.S. Treasury Note/Bond 4.375 11/30/2028	4.38%	11/30/2028	1,158		1,189
Honda Auto Receivables Owner Trust 5.67 06/21/2028	5.67%	6/21/2028	2,245		2,273
Fannie Mae 3.50 11/01/2051	3.50%	11/1/2051	2,268		2,109
U.S. Treasury Note/Bond 4.25 01/31/2026	4.25%	1/31/2026	8,169		8,317
Freddie Mac Pool 3.50 05/01/2052	3.50%	5/1/2052	903		839
Fannie Mae 4.00 08/01/2052	4.00%	8/1/2052	1,562		1,488
Freddie Mac Pool 4.00 06/01/2052	4.00%	6/1/2052	483		463
Freddie Mac Pool 4.00 12/01/2052	4.00%	12/1/2052	3,484		3,333
U.S. Treasury Note/Bond 4.875 05/31/2026	4.88%	5/31/2026	15,869		16,019
Ford Credit Auto Owner Trust 5.10 04/15/2029	5.10%	4/15/2029	1,510		1,532
U.S. Treasury Note/Bond 3.75 08/31/2026	3.75%	8/31/2026	15,595		15,811
Ford Credit Auto Owner Trust 4.11 07/15/2030	4.11%	7/15/2030	6,215		6,261
Hyundai Auto Receivables Trust 4.44 01/15/2031	4.44%	1/15/2031	2,355		2,389
Honda Auto Receivables Owner Trust 4.33 05/15/2029	4.33%	5/15/2029	1,194		1,203
Ford Credit Auto Owner Trust 4.66 09/15/2030	4.66%	9/15/2030	714		730
*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN FOR PUERTO RICO
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 66-0177415 Plan No. 002
December 31, 2025

	Interest	Maturity	Number of	Cost	Current
Identity of issuer	rate	date	shares/units	value**	value
Volkswagen Auto Loan Enhanced Trust 4.67 06/20/2031	4.67%	6/20/2031	1,869		1,907
Volkswagen Auto Loan Enhanced Trust 4.63 07/20/2029	4.63%	7/20/2029	2,117		2,146
U.S. Treasury Note/Bond 4.125 11/30/2031	4.13%	11/30/2031	2,307		2,350
Fannie Mae 4.50 09/01/2052	4.50%	9/1/2052	1,117		1,099
Freddie Mac Pool 4.50 10/01/2052	4.50%	10/1/2052	5,945		5,849
Fannie Mae 4.50 07/01/2053	4.50%	7/1/2053	506		497
Fannie Mae 4.50 12/01/2052	4.50%	12/1/2052	1,766		1,738
Toyota Auto Receivables Owner Trust 4.64 08/15/2029	4.64%	8/15/2029	5,078		5,143
U.S. Treasury Note/Bond 4.375 01/31/2032	4.38%	1/31/2032	6,653		6,960
Freddie Mac Pool 4.50 03/01/2053	4.50%	3/1/2053	1,465		1,439
Honda Auto Receivables Owner Trust 4.57 09/21/2029	4.57%	9/21/2029	907		918
Honda Auto Receivables Owner Trust 4.64 05/21/2031	4.64%	5/21/2031	2,343		2,386
U.S. Treasury Note/Bond 4.125 02/29/2032	4.13%	2/29/2032	1,145		1,177
Mars, Inc. 4.60 03/01/2028	4.60%	3/1/2028	446		460
Mars, Inc. 4.80 03/01/2030	4.80%	3/1/2030	744		772
Fannie Mae 3.50 10/01/2051	3.50%	10/1/2051	2,015		1,911
U.S. Treasury Note/Bond 4.125 05/31/2032	4.13%	5/31/2032	2,462		2,503
Imperial Brands PLC 4.50 06/30/2028	4.50%	6/30/2028	1,041		1,050
Chase Issuance Trust 4.16 07/15/2030	4.16%	7/15/2030	1,270		1,285
Freddie Mac 5.056 09/01/2053	5.06%	9/1/2053	1,134		1,153
Altria Group, Inc. 4.50 08/06/2030	4.50%	8/6/2030	843		865
Bayerische Motoren Werke AG 4.50 08/11/2030	4.50%	8/11/2030	1,736		1,775
U.S. Treasury Note/Bond 3.875 08/31/2032	3.88%	8/31/2032	1,393		1,408
U.S. Treasury Note/Bond 3.375 09/15/2028	3.38%	9/15/2028	5,633		5,667
U.S. Treasury Note/Bond 3.75 10/31/2032	3.75%	10/31/2032	4,277		4,257
Meta Platforms, Inc. 4.20 11/15/2030	4.20%	11/15/2030	843		851
Total Reinsurance Group of America Contract No. RGA00084					$333,198

Voya Retirement Ins & Annuity Co. MCA- 60266
1-3 Year Credit Bond Index Fund			512		$7,617
Asset-Backed Securities Index Fund			1,434		60,856
Commercial Mortgage-Backed Securities Index Fund			674		23,769
GOV1-3A (#101089)			385		53,277
Intermediate Government Bond Index Fund			707		35,179
Intermediate Term Credit Bond Index Fund			1,774		123,570
Mortgage-Backed Securities (MBS) Index Fund			1,320		75,955
Total Voya Retirement Ins & Annuity Co. MCA- 60266					$380,223
Total Synthetic guaranteed investment contracts					$1,558,095
Total Investments					$56,023,787
*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN FOR PUERTO RICO
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 66-0177415 Plan No. 002
December 31, 2025

		Interest	Maturity	Number of	Cost	Current
	Identity of issuer	rate	date	shares/units	value**	value

*	Participant loans	4.25% to 9.50%			$0	$744,066

	Other investment liabilities
	Payable in Brazil Real					$(2)
	Payable in Canadian Dollar					(13)
	Payable in Czech Koruna					(6)
	Payable in Euro					(123)
	Payable in Japanese Yen					(32)
	Payable in Pound Sterling					(60)
	Payable in Swedish Krona					(62)
	Payable in U.S. Dollar					(111)
	Total Other investment liabilities					$(409)
	Totals					$56,767,444
*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the trustees (or other persons who administer the employee benefit plan) have duly caused this annual report to be signed on its behalf by the undersigned hereunto duly authorized.

Citi Retirement Savings Plan for Puerto Rico

By: /s/ Sara Wechter
Sara Wechter
Human Resources Officer

Date: June 25, 2026

EXHIBIT INDEX

Exhibit Number	Description of Exhibit

23.1*	Consent of KPMG LLP

______________________
* Filed herewith.